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                                                                   EXHIBIT 10.14


                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (this "Agreement") is made as of November 17, 1999, by and among GAINSCO, INC., a Texas corporation ("Buyer"), Herbert A. Hill ("Hill"), Alan E. Heidt ("Heidt" and together with Hill, the "Sellers") and Tri-State, Ltd., a North Dakota corporation ("TSL").

                                    RECITALS:

         WHEREAS, Sellers are the record and beneficial owners of all of the outstanding capital stock of TSL; and

         WHEREAS, Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares of the capital stock of TSL (the "Shares") for the consideration and on the terms set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements set forth and for other good and valuable consideration, the adequacy, sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

         "Acquired Company" -- any of TSL or its Subsidiaries, and the term "Acquired Companies" means TSL and its Subsidiaries, collectively.

         "Applicable Contract" -- any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

         "Best Efforts" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

         "Breach" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or


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comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

         "Buyer's Disclosure Letter" -- the disclosure letter delivered by Buyer to Sellers concurrently with the execution and delivery of this Agreement.

         "Closing Date" -- the date and time as of which the Closing actually takes place.

         "Consent" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including (a) the sale of the Shares by Sellers to Buyer; (b) the execution, delivery, and performance of the Hill Employment Agreement, the Heidt Employment Agreement and the Sellers' Release; (c) the performance by Buyer, Sellers and TSL of their respective covenants and obligations under this Agreement; and (d) Buyer's acquisition and ownership of the Shares and exercise of control over the Acquired Companies.

         "Contract" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding, including any contract of insurance or reinsurance written by or for the benefit of the specified Person

         "December 31, 1999 Audit" -- the audit of the balance sheets and related statements of income, changes in shareholders' equity, and cash flow for the Acquired Companies as of and for the year ended December 31, 1999, performed by Eide Bailly, LLP, independent certified public accountants.

         "Employee Benefit Plan" -- any "Employee Pension Benefit Plan" (as defined in Section 3(2) of ERISA), "Employee Welfare Benefit Plan" (as defined in Section 3(1) of ERISA), "Multi-employer Plan" (as defined in Section 3(37) of ERISA), plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan or other plan providing for the welfare of any of TSL's employees or former employees or beneficiaries thereof (as applicable), personnel policy (including but not limited to vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), excess benefit plan, bonus or incentive plan (including but not limited to stock options, restricted stock, stock bonus and deferred bonus plans), salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement or any other benefit, program or contract.

         "Encumbrance" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind,


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including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "Environmental Law" -- the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Federal Solid Waste Disposal Act, the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Occupational Safety and Health Act, each as amended, and all other environmental statutes enacted by any Governmental Body, and any executive order, ordinances, rules or regulations promulgated under any of the foregoing.

         "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "Facilities" -- any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles) currently or formerly owned or operated by any Acquired Company.

         "GAAP" -- United States generally accepted accounting principles, applied on a basis consistent with the basis on which the TSL Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

         "Governmental Authorization" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "Governmental Body" -- any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "Hazardous Materials" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "Insurance Permit" -- any Governmental Authorization in any jurisdiction to underwrite, place, sell or otherwise transact insurance or reinsurance, or to engage in other insurance-related activities.


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         "Investment Guidelines" -- a written statement of the current investment programs, containing the investment policies and guidelines.

         "IRC" -- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "Knowledge" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any relevant time served, as a director or officer of such Person has, or at any time had, knowledge of such fact or other matter and the matter is within the scope of duties of that individual.

         "Legal Requirement" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "Order" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "Ordinary Course of Business" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

         "Organizational Documents" -- the articles or certificate of incorporation and the bylaws of a corporation and any amendment thereto.

         "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.


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         "Plan Affiliate" -- with respect to any Person, any other person or entity with whom the Person constitutes all or part of a controlled group, or which would be treated with the Person as under common control or whose employees would be treated as employed by the Person, under Section 414 of the IRC and any regulations, administrative rulings and case law interpreting the foregoing.

         "Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "Proprietary Rights Agreement" -- any confidentiality, noncompetition, or proprietary rights agreement.

         "Related Person" -- with respect to a particular individual, (a) each other member of such individual's Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

         With respect to a specified Person other than an individual, (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (f) any Related Person of any individual described in clause (b) or (c).

         For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses,
(iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

         "Release" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.


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         "Representative" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "Securities Act" -- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "Sellers' Disclosure Letter" -- the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

         "Subsidiary" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

         "Tax" -- any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

         "Tax Return" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

         "Year 2000 Compliant" -- with respect to any item of software or hardware shall mean that such item will operate after the year 2000 and will correctly keep track of dates before and after the year 2000 and will interface with other applications by correctly providing date output both before and after the year 2000.


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                                   ARTICLE II

                      SALE AND TRANSFER OF SHARES; CLOSING

         2.1 SHARES. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.

         2.2 PURCHASE PRICE.

         (a) The purchase price (the "Purchase Price") for the Shares shall be
(i) $6,000,000 in cash (the "Initial Purchase Price"), subject to adjustment pursuant to Section 2.2(c) below, plus (ii) the payments made pursuant to
Section 2.3 hereof, if any.

         (b) Within thirty (30) days following the receipt of audited consolidated financial statements for the Acquired Companies as of December 31, 1999, Buyer shall deliver to the Sellers' Advisory Representative (defined below) a written calculation of the Book Value Change (defined in Section 2.3(a) below). If the Sellers' Advisory Representative does not deliver a written objection with respect to the calculation of the Book Value Change to Buyer within ten (10) days after the receipt by the Sellers' Advisory Representative of the Buyer's calculation, such calculation shall be conclusive and binding upon the parties to this Agreement. If the Sellers' Advisory Representative does deliver a timely written objection with respect to the calculation of the Book Value Change, the calculation of the Book Value Change shall be submitted to an Independent CPA Firm (defined below), whose calculation of the Book Value Change shall be completed within thirty (30) days after submission and shall be conclusive and binding upon the parties to this Agreement.

         (c) Upon the later of (i) thirty (30) days following the date that the calculation of the Book Value Change is conclusive and binding upon the parties or (ii) the Closing Date, if the Book Value Change is a positive number, Buyer will pay to Seller an amount (the "Book Value Adjustment Amount") equal to the Book Value Change plus interest on the amount of the Book Value Change, accruing from the Closing Date at the Applicable Rate (defined below). If the Book Value Change is a negative number, Buyer shall offset from the Integration Consideration (defined below) otherwise payable to Sellers, an amount in the aggregate equal to the Book Value Change, plus interest accruing from the Closing Date on the amount of the Book Value Change at the Applicable Rate.

         2.3 INTEGRATION CONSIDERATION AND EARNOUT PAYMENTS.

         (a) The terms below shall have the following respective meanings for the purposes of this Section 2.3:

             "Acquired Companies" means, for purposes of this Section 2.3, TSL and its Subsidiaries, collectively, and any business or businesses conducted by Buyer, or by any Subsidiaries or affiliated corporations of Buyer, that represent a succession to and a continuation of the business conducted by TSL and its Subsidiaries, collectively, as the same may be expanded or contracted from and after Closing.


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             "Applicable Rate" means the annual rate on 13-week U.S. Government
         Treasury Bills as of the most recent auction date for which results are quoted in the "Money Rates" section of the "Wall Street Journal" on the Closing Date.

             "Book Value Change" means the change in the book value, computed in accordance with GAAP, of TSL from December 31, 1998 to December 31, 1999. As used in this definition, "book value" means total assets less total liabilities.

                  "Computation Statement" means a statement setting forth in reasonable detail Buyer's calculation of the Pre-Tax Earnings of the Acquired Companies during the applicable Earnout Period and the calculation of the Earnout Amount for such Earnout Period.

             "Earned Premiums" means earned premiums as determined in accordance with GAAP.

             "Earnout Commencement Date" means January 1, 2001, or such earlier date that is mutually agreed upon by Buyer and Sellers and that is the first day of a calendar quarter.

             "Earnout Consideration" means the sum of $3,000,000.

             "Earnout Period" means the following periods, as applicable: (i) the first Earnout Period will commence on the Earnout Commencement Date and will terminate one day prior to the first anniversary of the Earnout Commencement Date; (ii) the second Earnout Period will commence on the first anniversary of the Earnout Commencement Date and will terminate one day prior to the second anniversary of the Earnout Commencement Date; and (iii) the third Earnout Period will commence on the second anniversary of the Earnout Commencement Date and will terminate one day prior to the third anniversary of the Earnout Commencement Date.

             "Earnout Ratio" means, for each applicable Earnout Period, the quotient of (i) the difference between (A) Pre-Tax Earnings for that Earnout Period and (B) the Threshold Earnout Level for that Earnout Period divided by (ii) $2,000,000; provided, however, that in the event the Threshold Earnout Level for such Earnout Period is equal to or exceeds the Pre-Tax Earnings for the Earnout Period, the Earnout Ratio shall be zero (0).

             "Incurred Losses and Loss Adjustment Expenses" means, for any period, (A) case basis reserves plus losses incurred but not reported ("IBNR"), including development of losses for the applicable Earnout Period, as of the end of the period, using the latest information available at the conclusion of each Earnout Period or Release Period, plus (B) losses and Loss Adjustment Expenses paid during the period and less (C) case basis reserves plus IBNR, including development of losses for the applicable Earnout Period, as of the beginning of the period, using the latest information available at the conclusion of each Earnout Period or Release Period.


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             "Independent Actuarial Firm" means either Tillinghast-Towers Perrin or Milliman & Robertson, Inc., whichever is mutually agreed upon by Buyer and the Sellers' Advisory Representative.

             "Independent CPA Firm" means a national public accounting firm selected by Buyer and reasonably satisfactory to the Sellers' Advisory Representative.

             "Integration Date" means the latest to occur of (i) the date on which ninety percent (90%) or more of the personal auto policies in force as of the Closing Date written by or through the Acquired Companies are policies in force of Subsidiaries of Buyer, (ii) the date on which Buyer's Lalande Group electronic data processing systems and work flow systems, or alternative systems designated by Buyer have been installed on site and are functional or (iii) the Closing Date.

             "Loss Adjustment Expenses" means, for any period, expenses incurred in the course of investigating and settling claims, including, without limitation, legal and adjusters' fees and the costs of paying claims and related expenses.

             "Loss Ratio" means, for any period, the quotient of (i) Incurred Losses and Loss Adjustment Expenses for the period and (ii) Earned Premiums for the period.

             "Payment Date" means the date sixty (60) days after the termination of each Earnout Period (or the next succeeding business day if such date is not a business day).

             "Pre-Tax Earnings" means, for each Earnout Period, the difference between (i) the net earnings, before all income taxes and interest expense, of Buyer and its Subsidiaries, attributable to the operation of the Acquired Companies, minus (ii) the amount of the Support Functions Reimbursement, calculated in accordance with GAAP. Pre-Tax Earnings shall be calculated (x) on the accrual basis of accounting in accordance with GAAP and (y) as though the Acquired Companies were a single corporation with all of its shares owned by persons who are neither directly nor indirectly related to Buyer.

             "Release Date" means the date sixty (60) days after the termination of each Release Period (or the next succeeding business day if such date is not a business day).

             "Release Period" means the following periods, as applicable: (i) the first Release Period for the first Earnout Period will commence one day after the termination date of the first Earnout Period and will terminate on the first anniversary of such termination date, and the second Release Period for the first Earnout Period will commence one day after the first anniversary of the termination date of the first Earnout Period and will terminate on the second anniversary of such termination date; (ii) the first Release Period for the second Earnout Period will commence one day after the termination date of the second Earnout Period and will terminate on the first anniversary of such termination date, and the second


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         Release Period for the second Earnout Period will commence one day after the first anniversary of the termination date of the second Earnout Period and will terminate on the second anniversary of such termination date; and (iii) the first Release Period for the third Earnout Period will commence one day after the termination date of the third Earnout Period and will terminate on the first anniversary of such termination date, and the second Release Period for the third Earnout Period will commence one day after the first anniversary of the termination date of the third Earnout Period and will terminate on the second anniversary of such termination date.

             "Reserve Adjustment" means the amount of reserve adjustments for increases (compared to the amounts therefor set forth on the audited TSL balance sheet at December 31, 1999) in ultimate estimated liabilities relating to 1999 and prior accident years. The Reserve Adjustment shall be calculated by Buyer and delivered to the Sellers' Advisory Representative at least sixty (60) days prior to the Payment Date for the first Earnout Period. If the Sellers' Advisory Representative does not deliver to Buyer a written objection with respect to the calculation of the Reserve Adjustment within ten (10) days following receipt, the calculation of the Reserve Adjustment shall be conclusive and binding upon the parties to this Agreement. If the Sellers' Advisory Representative does deliver a timely written objection with respect to the calculation of the Reserve Adjustment, the calculation of the Reserve Adjustment shall be submitted to an Independent Actuarial Firm, whose calculation of the Reserve Adjustment shall be conclusive and binding upon the parties to this Agreement. If the Reserve Adjustment calculated in accordance with the foregoing is determined to be negative due to net decreases in ultimate estimated liabilities relating to 1999 and prior accident years, the Reserve Adjustment will be zero (0).

             "Sellers' Advisory Representative" means Hill, acting on behalf of himself and Heidt, together.

             "Subsequent Earnout Payment" means (i) the $1,000,000 for that Earnout Period multiplied by (ii) the Earnout Ratio for that Earnout Period.

             "Support Functions Reimbursement" means a reasonable monthly fee charged to the Acquired Companies to cover Buyer's expenses in connection with providing direct support functions as are reasonably necessary or desirable, such as information systems support, actuarial support, human resources support and accounting support. In the event the Acquired Companies require special attention for any unusual circumstance in any month, the monthly fee may be increased for that month to reflect a reasonable amount for the services provided. In such case Buyer shall provide, as part of its Computation Statement, the basis for such increased monthly fee.

             "Threshold Earnout Level" means the following amounts, corresponding to the applicable Earnout Period: (i) for the first Earnout Period, $2,000,000; (ii) for the second Earnout Period, $2,500,000; and (iii) for the third Earnout Period, $3,000,000.


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         (b) INTEGRATION CONSIDERATION. Except as provided in this Agreement,
Buyer will deliver to Sellers additional consideration (the "Integration Consideration") for the Shares equal to $1,500,000 within thirty (30) days after the Integration Date. Additionally, in the event that electronic data processing systems and work flow systems of Buyer's Lalande Group, or alternative systems designated by Buyer, are not installed on site and functional on or prior to ninety (90) days following the Closing Date, then Buyer shall deliver to Sellers as part of the Integration Consideration interest accruing from the ninety-first
(91st) day following the Closing Date on the Integration Consideration at the Applicable Rate. As provided in Section 2.2(c), if the Book Value Change is a negative number, Buyer shall offset against the Integration Consideration an amount in the aggregate equal to the Book Value Change plus interest accruing from the Closing Date on the amount of the integral Book Value Change at the Applicable Rate.

         (c) SUBSEQUENT EARNOUT PAYMENTS

             (i) On the Payment Date for the first Earnout Period, Buyer will deliver to Sellers (A) additional consideration (the "First Earnout Period Subsequent Earnout Payment") for the Shares, equal to the Subsequent Earnout Payment for the first Earnout Period multiplied by 50%; provided, however, that the amount paid pursuant to this clause
         (i) shall not exceed $500,000 for the first Earnout Period minus (B) an amount equal to the Reserve Adjustment, unless such amount is less than zero, in which case Buyer shall pay no amount to Seller, and further provided that if such amount is less than zero, no amount shall be paid by Sellers.

             (ii) On the Payment Date for the second Earnout Period, Buyer will deliver to Sellers additional consideration (the "Second Earnout Period Subsequent Earnout Payment") for the Shares equal to 50% of the Subsequent Earnout Payment for the second Earnout Period; provided, however, that the amount paid pursuant to this clause (ii) shall not exceed $500,000 for the second Earnout Period.

             (iii) On the Payment Date for the third Earnout Period, Buyer will deliver to Sellers additional consideration (the "Third Earnout Period Subsequent Earnout Payment") for the Shares equal to 50% of the Subsequent Earnout Payment for the third Earnout Period; provided, however, that the amount paid pursuant to this clause (iii) shall not exceed $500,000 for the third Earnout Period.

             (iv) At the conclusion of each Earnout Period, Buyer shall prepare a Computation Statement for the Earnout Amount earned during such Earnout Period and shall provide such Computation Statement to the Sellers' Advisory Representative for his review and comments within forty-five (45) days after the termination of such Earnout Period. If, within thirty (30) days after delivery of the Computation Statement to the Sellers' Advisory Representative, the Sellers' Advisory Representative has not given written notice to Buyer disputing such statement and indicating the basis of such dispute such Computation Statement shall be conclusive and binding on Sellers. In the event the Sellers' Advisory Representative gives Buyer such notice of dispute within such 30-day period, the Sellers' Advisory Representative


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

         and Buyer will use their Best Efforts to settle the dispute within 30 days after the giving of such notice. Any dispute unresolved after such 30-day period shall be submitted to an Independent CPA Firm. The decision of such Independent CPA Firm with respect to such dispute shall be final and binding on the parties hereto. If, as a result of such arbitration, it is determined that Sellers are entitled to an Earnout Amount which exceeds the Earnout Amount set forth on the applicable Computation Statement by an aggregate amount greater than ten percent (10%) of such Earnout Amount, Buyer shall pay the cost of the arbitration. Otherwise, Sellers shall pay the cost of the arbitration. Buyer shall maintain books and records for the Acquired Companies in a manner which will facilitate its calculation of each Earnout Amount and the review by the Sellers' Advisory Representative of each Computation Statement. Buyer shall make available, at Buyer's offices during normal business hours, to the Sellers' Advisory Representative and his attorneys, accountants and other representatives for examination, such of its books of account, contracts, licenses, leases, instruments, commitments, sale orders, purchase orders, records, accountant's work papers and other documents as are relevant to the preparation of the Computation Statement.

         (d) RETROACTIVE PAYMENTS

             (i) First Earnout Period Retroactive Payments.

                     (A) On the first anniversary of the Payment Date for the
                 first Earnout Period, Buyer will deliver to Sellers additional consideration (the "First Period Second Year Payment") for the Shares equal to the:

((((Loss Ratio for the first Earnout Period - Loss Ratio for the first Earnout Period recomputed as of the first anniversary of the end of the first Earnout Period) x Earned Premiums for the first Earnout Period) + Pre-Tax Earnings for the first Earnout Period - $2,000,000) x 0.50 x 75%) - the Reserve Adjustment - First Earnout Period Subsequent Earnout Payment.

                     Provided, however, that if the sum of the First Earnout Period Subsequent Earnout Payment and the First Period Second Year Payment exceeds $750,000 for the first Earnout Period, Buyer shall only pay Sellers an amount equal to the difference between (i) $750,000 for the first Earnout Period minus the Reserve Adjustment and (ii) the First Earnout Period Subsequent Earnout Payment. If the First Period Second Year Payment is less than zero, Buyer shall pay no amount to Sellers; and further provided that if the First Period Second Year Payment is less than zero, no amount shall be paid by Sellers.

                     (B) On the second anniversary of the Payment Date for the
                 first Earnout Period, Buyer will deliver to Sellers additional consideration (the "First Period Third Year Payment") for the Shares equal to the:


STOCK PURCHASE AGREEMENT               12

((((Loss Ratio for the first Earnout Period - Loss Ratio for the first Earnout Period recomputed as of the second anniversary of the end of the first Earnout Period) x Earned Premiums for the first Earnout Period) + Pre-Tax Earnings for the first Earnout Period - $2,000,000) x 0.50) - the Reserve Adjustment- First Earnout Period Subsequent Earnout Payment - First Period Second Year Payment.

                     Provided, however, that if the sum of the First Earnout Period Subsequent Earnout Payment, the First Period Second Year Payment and the First Period Third Year Payment exceeds $1,000,000 for the first Earnout Period, Buyer shall only pay Sellers an amount equal to (i) $1,000,000 for the first Earnout Period minus the Reserve Adjustment, minus (ii) the First Earnout Period Subsequent Earnout Payment minus (iii) the First Period Second Year Payment. If the First Period Third Year Payment is less than zero, Buyer shall pay no amount to Sellers; and further provided that if the First Period Third Year Payment is less than zero, Sellers shall pay the integral amount of the First Period Third Year Payment to Buyer, not to exceed the sum of (x) the First Earnout Period Subsequent Earnout Payment plus (y) the First Period Second Year Payment plus (z) the Reserve Adjustment.

                     The Future Earnout Amount for the First Earnout Period shall be equal to (i) $1,000,000 for the first Earnout Period minus the Reserve Adjustment, minus (ii) the First Earnout Period Subsequent Earnout Payment minus (iii) the First Period Second Year Payment minus (iv) the First Period Third Year Payment, unless such amount is less than zero, in which case the Future Earnout Amount for the First Earnout Period shall be equal to zero.

             (ii) Second Earnout Period Retroactive Payments.

                     (A) On the first anniversary of the Payment Date for the
                  second Earnout Period, Buyer will deliver to Seller additional consideration (the "Second Period Second Year Payment") for the Shares equal to the:

((((Loss Ratio for the second Earnout Period - Loss Ratio for the second Earnout Period recomputed as of the first anniversary of the end of the second Earnout Period) x Earned Premiums for the second Earnout Period) + Pre-Tax Earnings for the second Earnout Period - $2,500,000) x 0.50 x 75%) - Second Earnout Period Subsequent Earnout Payment.

                     Provided, however, that if the sum of the Second Earnout Period Subsequent Earnout Payment and the Second Period Second Year Payment exceeds $750,000 for the second Earnout Period, Buyer shall only pay Seller an amount equal to the difference between


STOCK PURCHASE AGREEMENT               13

                     (i) $750,000 for the second Earnout Period, minus (ii) the Second Earnout Period Subsequent Earnout Payment. If the Second Period Second Year Payment is less than zero, Buyer shall pay no amount to Seller; and further provided that if the Second Period Second Year Payment is less than zero, no amount shall be paid by Seller.

                     (B) On the second anniversary of the Payment Date for the
                  second Earnout Period, Buyer will deliver to Seller additional consideration (the "Second Period Third Year Payment") for the Shares equal to the:

((((Loss Ratio for the second Earnout Period - Loss Ratio for the second Earnout Period recomputed as of the second anniversary of the end of the second Earnout Period) x Earned Premiums for the second Earnout Period) + Pre-Tax Earnings for the second Earnout Period - $2,500,000) x 0.50) - Second Earnout Period Subsequent Earnout Payment - Second Period Second Year Payment.

                     Provided, however, that if the sum of the Second Earnout Period Subsequent Earnout Payment, the Second Period Second Year Payment and the Second Period Third Year Payment exceeds the sum of (x) $1,000,000 for the second Earnout Period and (y) the Future Earnout Amount for the First Earnout Period, Buyer shall only pay Seller an amount equal to (i) $1,000,000 for the second Earnout Period, plus (ii) the Future Earnout Amount for the First Earnout Period minus (iii) the Second Earnout Period Subsequent Earnout Payment minus (iv) the Second Period Second Year Payment. If the Third Year Payment is less than zero, Buyer shall pay no amount to Seller; and further provided that if the Second Period Third Year Payment is less than zero, Seller shall pay the integral amount of the Second Period Third Year Payment to Buyer, not to exceed the sum of (x) the Second Earnout Period Subsequent Earnout Payment and (y) the Second Period Second Year Payment. The Future Earnout Amount for the Second Earnout Period shall be equal to (i) $1,000,000 for the second Earnout Period plus (ii) the Future Earnout Amount for the First Earnout Period minus
                     (iii) the Second Earnout Period Subsequent Earnout Payment minus (iv) the Second Period Second Year Payment minus (v) the Second Period Third Year Payment, unless such amount is less than zero, in which case the Future Earnout Amount for the Second Earnout Period shall be equal to zero.

            (iii) Third Earnout Period Retroactive Payments.


STOCK PURCHASE AGREEMENT               14

                     (A) On the first anniversary of the Payment Date for the
                  third Earnout Period, Buyer will deliver to Seller additional consideration (the "Third Period Second Year Payment") for the Shares equal to the:

((((Loss Ratio for the third Earnout Period - Loss Ratio for the third Earnout Period recomputed as of the first anniversary of the end of the third Earnout Period) x Earned Premiums for the third Earnout Period) + Pre-Tax Earnings for the third Earnout Period - $3,000,000) x 0.50 x 75%) - Third Earnout Period Subsequent Earnout Payment.

                     Provided, however, that if the sum of the Third Earnout Period Subsequent Earnout Payment and the Third Period Second Year Payment exceeds $750,000 for the third Earnout Period, Buyer shall only pay Seller an amount equal to the difference between (i) $750,000 for the third Earnout Period and (ii) the Third Earnout Period Subsequent Earnout Payment. If the Third Period Second Year Payment is less than zero, Buyer shall pay no amount to Seller; and further provided that if the Third Period Second Year Payment is less than zero, no amount shall be paid by Seller.

                     (B) On the second anniversary of the Payment Date for the
                  third Earnout Period, Buyer will deliver to Seller additional consideration (the "Third Period Third Year Payment") for the Shares equal to the:

((((Loss Ratio for the third Earnout Period - Loss Ratio for the third Earnout Period recomputed as of the second anniversary of the end of the third Earnout Period) x Earned Premiums for the third Earnout Period) + Pre-Tax Earnings for the third Earnout Period - $3,000,000) x 0.50) - Third Earnout Period Subsequent Earnout Payment - Third Period Second Year Payment.

                     Provided, however, that if the sum of the Third Earnout Period Subsequent Earnout Payment, the Third Period Second Year Payment and the Third Period Third Year Payment exceeds the sum of (x) $1,000,000 for the third Earnout Period and (y) the Future Earnout Amount for the Second Earnout Period, Buyer shall only pay Seller an amount equal to (i) $1,000,000 for the third Earnout Period, plus (ii) the Future Earnout Amount for the Second Earnout Period minus (iii) the Third Earnout Period Subsequent Earnout Payment minus (iv) the Third Period Second Year Payment. If the Third Period Second Year Payment is less than zero, Buyer shall pay no amount to Seller; and further provided that if the Third Period Third Year Payment is less than zero, Seller shall pay the integral amount of the Third Period Third Year Payment to Buyer, not to exceed the sum of (x) the Third Earnout Period Subsequent Earnout Payment and (y) the Third Period Second Year Payment.


STOCK PURCHASE AGREEMENT               15

             (iv) At the conclusion of each Release Period, Buyer shall prepare a Retroactive Computation Statement for the Pre-Tax Earnings recomputed for the applicable Earnout Period and shall provide such Retroactive Computation Statement to the Sellers' Advisory Representative for his review and comments within forty-five (45) days after the termination of such Release Period. If, within thirty (30) days after delivery of the Retroactive Computation Statement to the Sellers' Advisory Representative, the Sellers' Advisory Representative has not given written notice to Buyer disputing such statement and indicating the basis of such dispute such Retroactive Computation Statement shall be conclusive and binding on Sellers. In the event the Sellers' Advisory Representative gives Buyer such notice of dispute within such 30-day period, the Sellers' Advisory Representative and Buyer will use their Best Efforts to settle the dispute within 30 days after the giving of such notice. Except as set forth in Section 2.3(d)(v), any dispute unresolved after such 30-day period shall be submitted to an Independent CPA Firm. The decision of such Independent CPA Firm with respect to such dispute shall be final and binding on the parties hereto. If, as a result of such arbitration(s), it is determined that Sellers are entitled to such disputed amount, Buyer shall pay the cost of the arbitration(s). Otherwise, Sellers shall pay the cost of the arbitration(s). Buyer shall maintain books and records for the Acquired Companies in a manner which will facilitate its recomputation of the Pre-Tax Earnings applicable for each Earnout Period and the review by the Sellers' Advisory Representative of each Retroactive Computation Statement. Buyer shall make available, at Buyer's offices during normal business hours, to the Sellers' Advisory Representative and his attorneys, accountants and other representatives for examination, such of its books of account, contracts, licenses, leases, instruments, commitments, sale orders, purchase orders, records, accountant's work papers and other documents as are relevant to the preparation of the Retroactive Computation Statement.

             (v) After the conclusion of the final Release Period with respect to each Earnout Period, in the event that the Sellers' Advisory Representative gives Buyer notice (in accordance with Section 2.3(d)(iv)) that the Sellers' Advisory Representative disputes the calculation of the Retroactive Computation Statement based upon (in whole or in part) the determination of Incurred Loss and Loss Adjustment Expense, then the Sellers' Advisory Representative and Buyer will use their Best Efforts to settle the dispute within 30 days after the giving of notice of dispute. Any dispute relating to the determination of Incurred Loss and Loss Adjustment Expense unresolved after such 30 day period shall be submitted to an Independent Actuarial Firm. The decision of such Independent Actuarial Firm with respect to such dispute shall be final and binding on the parties hereto. If, as a result of such arbitration(s), it is determined that Sellers are entitled to such disputed amount, Buyer shall pay the cost of the arbitration(s). Otherwise, Sellers shall pay the cost of the arbitration(s).

          (e) An example of the payments to be made pursuant to this Section 2.3 is attached hereto as Exhibit 2.3(e). Such example is for illustrative purposes only.


STOCK PURCHASE AGREEMENT               16

         2.4 CLOSING. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Jackson Walker LLP, at 301 Commerce Street, Suite 2400, Fort Worth, Texas, at 10:00 a.m. (local time) on a date that is no later than five (5) days after all conditions to Closing have been satisfied, or at such other time and place as the parties may agree. Subject to the provisions of Article IX, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.4 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         2.5 CLOSING OBLIGATIONS. At the Closing:

         (a) Sellers will deliver to Buyer:

             (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;

             (ii) a release in the form of Exhibit 2.5(a)(ii) executed by both Sellers ("Sellers' Release");

             (iii) an employment agreement in the form of Exhibit 2.5(a)(iii), executed by Hill (the "Hill Employment Agreement");

             (iv) an employment agreement in the form of Exhibit 2.5(a)(iv), executed by Heidt (the "Heidt Employment Agreement");

             (v) a certificate executed by Sellers and TSL, representing and warranting to Buyer that each of Sellers' and the TSL's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Sellers' Disclosure Letter delivered by Sellers and TSL to Buyer prior to the Closing Date in accordance with Section 6.4);

             (vi) an opinion of Pearce & Durick P.L.L.P., dated the Closing Date, in the form of Exhibit 2.5(a)(vi); and

             (vii) A Lease in the form of Exhibit 2.5(a)(vii), executed by Hill (the "Real Property Lease").

         (b) Buyer will deliver to Sellers:

             (i) $6,000,000 by wire transfer payable to the orders of Hill and Heidt pro rata in accordance with their respective ownership interests in TSL;


STOCK PURCHASE AGREEMENT               17

             (ii) a certificate executed by Buyer, representing and warranting to Sellers that each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Buyer's Disclosure Letter prior to the Closing Date in accordance with Section 6.4);

             (iii) the Hill Employment Agreement and the Heidt Employment Agreement, each executed by Buyer;

             (iv) an opinion of Jackson Walker LLP, dated the Closing Date, in the form of Exhibit 2.5(b)(iv); and

             (v) the Real Property Lease, executed on behalf of TSL.

                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY

         Sellers and TSL jointly and severally represent and warrant to Buyer as follows:

         3.1 ORGANIZATION AND GOOD STANDING.

         (a) Part 3.1 of the Sellers' Disclosure Letter contains a complete and accurate list, for each Acquired Company, of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each shareholder and the number of shares held by each). Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. No jurisdiction, other than those listed in Part 3.1 of the Sellers' Disclosure Letter, has claimed, in writing, that any Acquired Company is required to hold a Governmental Authorization, and none of the Acquired Companies files or is required to file any Tax Returns in any other jurisdiction.

         (b) Sellers have delivered to Buyer true and correct copies of the Organizational Documents of each Acquired Company, as currently in effect.


STOCK PURCHASE AGREEMENT               18

         3.2 AUTHORITY; NO CONFLICT.

         (a) This Agreement constitutes the legal, valid, and binding obligation of TSL and Sellers, enforceable against TSL and Sellers in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and by general principles of equity. Upon the execution and delivery by Sellers of the Hill Employment Agreement, the Heidt Employment Agreement and the Sellers' Release (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and by general principles of equity. Each Seller has all right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform his obligations under this Agreement and the Sellers' Closing Documents. TSL has all corporate right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

         (b) Except as set forth in Part 3.2 of the Sellers' Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time) (i) conflict with, or result in a violation of any provision of the Organizational Documents of any of the Acquired Companies; (ii) conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or Sellers, or any of the assets owned or used by any Acquired Company, may be subject; (iii) conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, suspend, terminate, or modify, any Insurance Permit or other Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company; (iv) conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or
(v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

         Except as set forth in Part 3.2 of the Sellers' Disclosure Letter, neither Sellers nor any Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         3.3 CAPITALIZATION. The authorized equity securities of TSL consist of 50,000 shares of common stock, $1.00 par value per share, of which 10,060 shares are issued and outstanding. The ownership of TSL is as set forth in Part 3.3 of the Sellers' Disclosure Letter. Sellers are and will be on the Closing Date the record and beneficial owners and holders of all of the outstanding shares of TSL's capital stock, free and clear of all Encumbrances. TSL has no other class or series of capital


STOCK PURCHASE AGREEMENT               19
stock authorized, issued and outstanding. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights or other contracts or commitments that could require any Acquired Company to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Acquired Companies. With the exception of the shares listed in Part 3.3 of the Sellers' Disclosure Letter, all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances.

         Except as set forth in Part 3.3 of the Sellers' Disclosure Letter, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement. No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business. Except as set forth in Part 3.3 of the Sellers' Disclosure Letter, there are no restrictions upon the voting or transfer of, or the declaration or payment of any dividend or distribution on, any shares of capital stock of any Acquired Company.

         3.4 FINANCIAL STATEMENTS. Sellers have delivered to Buyer the audited balance sheets of the Acquired Companies as of December 31 for the year 1998, the unaudited balance sheets of the Acquired Companies as of December 31 for the years 1996 and 1997 and the related audited (or unaudited, as the case may be) statements of income, changes in shareholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon, if applicable, of the independent certified public accountants responsible for such audited statements (including the notes thereto, the "TSL Balance Sheet"). Sellers shall deliver to Buyer at least fifteen (15) days prior to Closing a reviewed balance sheet of the Acquired Companies as of the most recently practicable date, but no earlier than September 30, 1999 (the "TSL Interim Balance Sheet") and the related reviewed statements of income, changes in shareholders' equity, and cash flow for the interim period then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flow of the Acquired Companies at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the TSL Balance Sheet); the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements; and the reserves carried in such financial statements for the payment of estimated claims and claim adjustment expenses for both reported and unreported claims are adequate in all material respects to cover the incurred claims


STOCK PURCHASE AGREEMENT               20
on all policies of insurance written by any wholly owned insurance company subsidiaries of TSL. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the financial statements of TSL.

         3.5 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies, and no meeting of any such shareholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

         3.6 TITLE TO PROPERTIES; ENCUMBRANCES. Part 3.6 of the Sellers' Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by any Acquired Company. Sellers have delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Acquired Companies acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Sellers or the Acquired Companies and relating to such property or interests. The Acquired Companies own (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Acquired Companies or reflected as owned in the books and records of the Acquired Companies, including all of the properties and assets reflected in the TSL Balance Sheet and the TSL Interim Balance Sheet (except for personal property sold since the date of the TSL Balance Sheet and the TSL Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the TSL Balance Sheet (except for personal property acquired and sold since the date of the TSL Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than short-term investments) are listed in
Part 3.6 of the Sellers' Disclosure Letter. All material properties and assets reflected in the TSL Balance Sheet and the TSL Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature.

         3.7 ACCOUNTS RECEIVABLE. All accounts receivable of the Acquired Companies that are reflected on the TSL Balance Sheet or the TSL Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the "TSL Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the TSL Accounts Receivable are or will be as of the Closing Date current and collectible net of the


STOCK PURCHASE AGREEMENT               21
respective reserves shown on the TSL Balance Sheet or the TSL Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the TSL Accounts Receivable as of the Closing Date than the reserve with respect to the TSL Accounts Receivable as reflected in the TSL Interim Balance Sheet and will not represent a material adverse change in the composition of such TSL Accounts Receivable in terms of aging). Subject to such reserves, each of the TSL Accounts Receivable either has been or, to the Knowledge of TSL and Sellers, will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an TSL Accounts Receivable relating to the amount or validity of such TSL Accounts Receivable. Part 3.7 of the Sellers' Disclosure Letter contains a complete and accurate list of all TSL Accounts Receivable as of the date of the TSL Interim Balance Sheet, which list sets forth the aging of such TSL Accounts Receivable.

         3.8 NO UNDISCLOSED LIABILITIES. Except as set forth in Part 3.8 of the Sellers' Disclosure Letter, the Acquired Companies have no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the TSL Balance Sheet or the TSL Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

         3.9 TAXES.

         (a) The Acquired Companies or Sellers, as applicable, have filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to any of the Acquired Companies, pursuant to applicable Legal Requirements. Sellers have delivered or made available to Buyer copies of, and Part 3.9 of the Sellers' Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed since January 1, 1996. The Acquired Companies or Sellers, as applicable, have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or any Acquired Company, except such Taxes, if any, as are listed in Part 3.9 of the Sellers' Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the TSL Balance Sheet and the TSL Interim Balance Sheet.

         (b) Part 3.9 of the Sellers' Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.9 of the Sellers' Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.9 of the Sellers' Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by any Acquired Company or Sellers for all taxable years since 1995 with respect to or that are directly or indirectly related to any Acquired


STOCK PURCHASE AGREEMENT               22

Company, and the resulting deficiencies proposed by the IRS. Except as described in Part 3.9 of the Sellers' Disclosure Letter, neither Sellers nor any Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of, with respect to, or that are directly or indirectly related to any Acquired Company or for which Sellers or any Acquired Company may be liable.

         (c) The charges, accruals, and reserves with respect to, or that are directly or indirectly related to, Taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to that Acquired Company's liability for Taxes. There exists no proposed tax assessment against any Acquired Company or Sellers with respect to or that is directly or indirectly related to any Acquired Company except as disclosed in the TSL Balance Sheet or in Part 3.9 of the Sellers' Disclosure Letter. All Taxes with respect to or that are directly or indirectly related to any Acquired Company that any Acquired Company or either Seller is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

         (d) All Tax Returns filed by any Acquired Company or by Sellers with respect to or that are directly or indirectly related to any Acquired Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement. During the consistency period (as defined in Section 338(h)(4) of the IRC with respect to the sale of the Shares to Buyer), no Acquired Company or target affiliate (as defined in Section 338(h)(6) of the IRC with respect to the sale of the Shares to Buyer) has sold or will sell any property or assets to Buyer or to any member of the affiliated group (as defined in Section 338(h)(5) of the IRC) that includes Buyer. Part 3.9 of the Sellers' Disclosure Letter lists all such target affiliates.

         3.10 NO MATERIAL ADVERSE CHANGE. Since the date of the TSL Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of any Acquired Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

         3.11 EMPLOYEE BENEFIT PLANS. Except as set forth in Part 3.11 of the Sellers' Disclosure Letter, neither TSL nor any Plan Affiliate has maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under or with respect to any Employee Benefit Plan, whether or not written, which could give rise to or result in TSL or such Plan Affiliate having any material debt, liability, claim or obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise and whether or not due or to become due. Correct and complete copies of all Employee Benefit Plans of TSL previously have been furnished to Buyer. The Employee Benefit Plans of TSL are in compliance in all material respects with governing documents and agreements and with applicable laws. There has not been any act or omission by TSL under ERISA or the terms of the Employee Benefit Plans of TSL, or any other applicable law or agreement which could give


STOCK PURCHASE AGREEMENT               23
rise to any liability of TSL, whether under ERISA, the IRC or other laws or agreements. Neither TSL nor any Plan Affiliate maintains or contributes to, or has maintained or contributed to, any Employee Benefit Plan subject to Title IV of ERISA.

         3.12 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

         (a) Except as set forth in Part 3.12 of the Sellers' Disclosure Letter, each Acquired Company is, and at all times since January 1, 1996 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

         (b) Part 3.12 of the Sellers' Disclosure Letter contains a complete and accurate list of each Governmental Authorization, including each Governmental Authorization to conduct insurance, insurance agency or brokerage and premium finance business and each Insurance Permit, that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company. Each Governmental Authorization listed or required to be listed in Part 3.12 of the Sellers' Disclosure Letter is valid and in full force and effect. Each Acquired Company owns or possesses all right, title and interest in and to all of the Governmental Authorizations and Insurance Permits that are necessary to enable it to carry on the business of such Acquired Company as presently conducted. Each Acquired Company has taken all necessary action to maintain such Governmental Authorizations. No loss or expiration of any such Governmental Authorization is threatened, pending or, to the Knowledge of TSL and Sellers, reasonably foreseeable. The consummation of the transactions contemplated hereby will not result in the suspension, modification, cancellation, revocation or nonrenewal of any such Governmental Authorization. Except for compliance with periodic renewal procedures, no approvals or authorizations are required to permit the Acquired Companies to continue their business as presently conducted, following the Closing.

         (c) None of the Acquired Companies or, to the Knowledge of Sellers and TSL, any of its agents or brokers are engaged in any insurance underwriting, insurance agency or brokerage or premium finance business in any jurisdiction in which it is not duly authorized or qualified to transact such business.

         (d) Except as set forth in Part 3.12 of the Sellers' Disclosure Letter, each of the Acquired Companies has filed all material reports, statements, registrations, applications, filings or other documents and submissions required to be filed with, or provided to any Governmental Body. Except as set forth in
Part 3.12 of the Sellers' Disclosure Letter, all such reports, statements, registrations, applications, filings, documents and submissions were in compliance in all material respects with all applicable Legal Requirements when filed, and no material deficiencies have been asserted by any Governmental Body with respect thereto.

         (e) Sellers have furnished to Buyer true and complete copies of all annual and quarterly statements filed with or submitted to any state insurance regulatory authority and all reports of


STOCK PURCHASE AGREEMENT               24
examinations (whether financial, market conduct or other) issued by any state insurance regulatory authorities in respect of any of the Acquired Companies covering, in whole or in part, any period on or after January 1, 1993, together with true and complete copies of all written responses submitted by or on behalf of any of Sellers, the Acquired Companies or their Affiliates in respect of any such report of examination. In addition, Sellers have made, or has caused the Acquired Companies to make, available to Buyer all files of Sellers and the Acquired Companies relating to correspondence with insurance regulatory authorities and other Governmental Bodies.

         3.13 LEGAL PROCEEDINGS; ORDERS.

         (a) Except as set forth in Part 3.13 of the Sellers' Disclosure Letter, there is no pending Proceeding (i) that has been commenced by or against any Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

         To the Knowledge of Sellers and TSL, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding not in the Ordinary Course of Business of the Acquired Companies. Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.13 of the Sellers' Disclosure Letter. The Proceedings listed in Part 3.13 of the Sellers' Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of any Acquired Company.

         (b) Except as set forth in Part 3.13 of the Sellers' Disclosure Letter:
(i) there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject; and (ii) each Acquired Company is, and at all times since January 1, 1995 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject.

         (c) Except as set forth in Part 3.13 of the Sellers' Disclosure Letter, no claim is pending nor, to the Knowledge of Sellers or TSL, threatened against any of the Acquired Companies by any state insurance Governmental Body.

         3.14 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in Part
3.14 of the Sellers' Disclosure Letter, since the date of the TSL Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

         (a) change in any Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;


STOCK PURCHASE AGREEMENT               25

         (b) amendment to the Organizational Documents of any Acquired Company;

         (c) payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any shareholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

         (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Employee Benefit Plan for or with any employees of any Acquired Company;

         (e) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Companies, taken as a whole;

         (f) entry into, termination of, or receipt of notice of termination of
(i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $10,000;

         (g) sale, lease, or other disposition of any material asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the TSL Intellectual Property Assets (as defined in Section 3.20);

         (h) cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $10,000;

         (i) material change in the accounting methods used by any Acquired Company;

         (j) agreement, whether oral or written, by any Acquired Company to do any of the foregoing; or

         (k) change in its business, underwriting, billing, reserving, reinsurance, investment or claims adjustment policies and practices or any change in any activity that (i) has had the effect of accelerating the recording and billing of premiums or accounts receivable or delaying the payment of expenses or the establishment of loss and loss adjustment expense and other reserves in connection with the business or any material accounts of any of the Acquired Companies or (ii) has had the effect of materially altering, modifying or changing the historic financial or accounting practices or policies of any of the Acquired Companies, including accruals of and reserves for Taxes.


STOCK PURCHASE AGREEMENT               26

         3.15 CONTRACTS; NO DEFAULTS.

         (a) Part 3.15(a) of the Sellers' Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of all the material Contracts of each Acquired Company. Part 3.15(a) of the Sellers' Disclosure Letter sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of the Acquired Companies under the Contracts, and the Acquired Companies' office where details relating to the Contracts are located.

         (b) Except as set forth in Part 3.15(b) of the Sellers' Disclosure Letter, each Contract identified or required to be identified in Part 3.15(a) of the Sellers' Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

         (c) Except as set forth in Part 3.15(c) of the Sellers' Disclosure
Letter:

             (i) each Acquired Company is, and at all times since January 1, 1996 has been, in full compliance with all applicable terms and requirements of each Contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is or was bound;

             (ii) each other Person that has or had any obligation or liability under any Contract under which an Acquired Company has or had any rights is, and at all times since January 1, 1996 has been, in full compliance with all applicable terms and requirements of such Contract;

             (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

             (iv) no Acquired Company has given to or received from any other Person, at any time since January 1, 1996, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

         (d) The Contracts relating to the sale or provision of services by the Acquired Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.


STOCK PURCHASE AGREEMENT               27

         3.16 INSURANCE.

         (a) Sellers have delivered to Buyer true and complete copies of all policies of insurance to which any Acquired Company is an insured or a beneficiary or under which any Acquired Company, or any director of any Acquired Company, is or has been covered at any time within the three (3) years preceding the date of this Agreement;

         (b) Part 3.16(b) of the Sellers' Disclosure Letter sets forth, by year, for the current policy year and each of the three (3) preceding policy years, a summary of the loss experience under each policy described in Section 3.16(a). TSL and Sellers have no Knowledge of any loss experience that would affect future potential insurability with respect to such policies.

         (c) Except as set forth in Part 3.16(c) of the Sellers' Disclosure
Letter:

             (i) All policies to which any Acquired Company is an insured or a beneficiary or that provide coverage to any Acquired Company or any director or officer of an Acquired Company (A) are valid, outstanding, and enforceable; (B) taken together, provide adequate insurance coverage as is customary for similar entities in similar businesses for the assets and the operations of the Acquired Companies for all risks to which the Acquired Companies are normally exposed; (C) are sufficient for compliance with all Legal Requirements and Contracts to which any Acquired Company is a party or by which any of them is bound; and (D) will continue in full force and effect following the consummation of the Contemplated Transactions.

             (ii) No Acquired Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

             (iii) The Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is an insured or a beneficiary or that provides coverage to any Acquired Company or director thereof.

             (iv) The Acquired Companies have given notice to the insurer of all claims that may be insured thereby.

         3.17 ENVIRONMENTAL MATTERS. Except as set forth in Part 3.17 of the Sellers' Disclosure Letter, to the Knowledge of Sellers and TSL, each of the Acquired Companies is in compliance with all Environmental Laws, the failure to comply with which could have a Material Adverse Effect. Neither (i) either Seller nor (ii) any of the Acquired Companies has received notice of any material violation by any of the Acquired Companies of, or material default by the same under, any


STOCK PURCHASE AGREEMENT               28

Environmental Law, and neither (i) either Seller nor (ii) TSL has any Knowledge of any existing facts or circumstances that are likely to result in any such violation or default. There is no action, suit, claim, proceeding or investigation pending or, to the Knowledge of Sellers and TSL, threatened against any of the Acquired Companies that alleges or would allege any violation of any Environmental Law.

         3.18 EMPLOYEES.

         (a) Part 3.18 of the Sellers' Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Acquired Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 1996; paid time off accrued; and service credited for purposes of vesting and eligibility to participate under any Acquired Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other Employee Benefit Plan or any Director Plan.

         (b) No employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any Proprietary Rights Agreement, between such employee or director and any other Person that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Acquired Companies by any such employee or director. To each Seller's and TSL's Knowledge, no director or officer of any Acquired Company intends to terminate his employment with such Acquired Company.

         (c) Part 3.18 of the Sellers' Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Acquired Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

         3.19 LABOR RELATIONS; COMPLIANCE. Except as set forth on Part 3.19 of the Sellers' Disclosure Letter, since January 1, 1996, no Acquired Company has been or is a party to any collective bargaining or other labor Contract. Since January 1, 1996, there has not been, there is not presently pending or existing, and, to the Knowledge of TSL and Sellers, there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, lockout or employee grievance process, (b) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters or (c) any application for certification of a collective bargaining agent. Each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and occupational


STOCK PURCHASE AGREEMENT               29
safety and health. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

         3.20 INTELLECTUAL PROPERTY.

         (a) Each Acquired Company (i) owns or has ordered all the licenses, trademarks, tradenames, copyrights, marks, patents and applications for patents listed and attributed to it on Part 3.20(a) of the Sellers' Disclosure Letter (the "TSL Intellectual Property Assets"), (ii) neither owns nor uses any such items which are not listed in the Sellers' Disclosure Letter, (iii) pays no royalties to anyone with respect to any such items, and (iv) has full and lawful right to bring actions for the infringement thereof. Each Acquired Company owns, or possesses adequate and enforceable rights to use without payment of royalties, all licenses, trademarks, tradenames, copyrights, patents, trade secrets and processes necessary for the conduct of, or use in, its business as the same is presently being conducted, the absence of which would have a material adverse effect or the potential for a material adverse effect on such Acquired Company.

         (b) Except as set forth in Part 3.20(b) of the Sellers' Disclosure Letter, TSL has no Knowledge nor has received any notice to the effect that any service it or any other Acquired Company provides or sells, or any process or method it employs in its business for the use by it or another of any such service, may infringe, or is in conflict with, any asserted right of another. There is no pending or Threatened claim or litigation action against any Acquired Company contesting its right to use or the validity of any of the TSL Intellectual Property Assets or asserting its misuse of any of the foregoing, which would deprive it of the right to assert its rights thereunder or which would prevent the sale of any service provided or sold by it.

         (c) The software systems of each Acquired Company are Year 2000 Compliant.

         3.21 CERTAIN PAYMENTS. Since January 1, 1996, no Acquired Company or director, officer, agent, or employee of any Acquired Company, or any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any affiliate of an Acquired Company, or (iv) in violation of any Legal Requirement or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.


STOCK PURCHASE AGREEMENT               30

         3.22 DISCLOSURE.

         (a) No representation or warranty of Sellers or TSL in this Agreement and no statement in the Sellers' Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

         (b) There is no fact known to Sellers or TSL that has specific application to Sellers or any Acquired Company (other than general economic or industry conditions) and that materially adversely affects or, as far as Sellers or TSL can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Acquired Companies (on a consolidated basis) that has not been set forth in this Agreement or the Sellers' Disclosure Letter.

         3.23 RELATIONSHIPS WITH RELATED PERSONS. Except as set forth in Part
3.23 of the Sellers' Disclosure Letter, neither either Seller nor any Related Person of either Seller or of any Acquired Company has, or since January 1, 1996 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' businesses. Except as set forth in Part 3.23 of the Sellers' Disclosure Letter, neither either Seller nor any Related Person of either Seller or of any Acquired Company is, or since January 1, 1996, has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company, or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company ("TSL Competing Business") in any market presently served by such Acquired Company. Except as set forth in Part 3.23 of the Sellers' Disclosure Letter, neither Seller nor any Related Person of either Seller or of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.

         3.24 AGENTS AND PRODUCERS. Part 3.24 of the Sellers' Disclosure Letter lists all agents, brokers, producers, underwriting managers and other Persons of each of the Acquired Companies who were paid, directly or indirectly, either (i) at least $25,000 in commissions by or through any of the Acquired Companies, during the year ended December 31, 1998, including the total amount of commissions paid to such Persons in such year, or (ii) at least $18,750 in commissions by or through any of the Acquired Companies, during the nine months ended September 30, 1999, including the total amount of commissions paid to such Persons in such period. To the Knowledge of TSL and Sellers, each of the Acquired Companies generally enjoys good relations with the Persons listed on
Part 3.24 of the Sellers' Disclosure Letter as a whole, and also generally enjoys good relations with its other insurance agents, brokers and producers as a whole. To the Knowledge of Sellers and TSL, all Persons listed on Part 3.24 of the Sellers' Disclosure Letter are duly licensed to act as agents, brokers or producers in the jurisdictions where they engage in such activities.

         3.25 THREATS OF CANCELLATION. Except as set forth in Part 3.25 of the Sellers' Disclosure Letter hereto, since January 1, 1996, no policyholder or group of policyholders under a group policy, or agent, broker, producer or other Person writing, selling or producing insurance, reinsurance or retrocessional coverage, which, individually or in the aggregate together with other related policyholders, agents, brokers and producers, accounted for one percent (1%) or more of the aggregate gross premiums written by or through the Acquired Companies in any year ended since


STOCK PURCHASE AGREEMENT               31

December 31, 1996, has terminated or given written notice of termination of its relationship with any of the Acquired Companies. The Acquired Companies have received no notice that any such policyholder, group of policyholders, agent, broker, producer or other such Person will or is reasonably likely to terminate such relationship as a result of the transactions contemplated by this Agreement. 3.26 INVESTMENTS. Part 3.26 of the Sellers' Disclosure Letter contains (a) a true and complete list of all securities and other investments owned by each of the Acquired Companies as of the end of the most recent calendar month, including the date of purchase, book value or amortized cost, market value and carrying value thereof on the books and records of account of such Acquired Company as of such date and (b) the Investment Guidelines of each such Acquired Company. Except as set forth in Part 3.26 of the Sellers' Disclosure Letter, none of the securities and other investments owned by such Persons is in default in the payment of principal or interest or dividends. All such securities and other investments substantially comply with the Investment Guidelines and all insurance laws and regulations of each of the jurisdictions to which the Acquired Companies are subject with respect thereto.

         3.27 BANK ACCOUNTS. Part 3.27 of the Sellers' Disclosure Letter contains a true and complete list of (a) the names and locations of all banks, trust companies, securities brokers and other financial institutions at which any of the Acquired Companies has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true and complete list and description of each such account, box and relationship and (c) the name of every Person authorized to draw thereon or having access thereto.

         3.28 BROKERS OR FINDERS. Except for those certain obligations to Philo Smith & Co., Inc., Sellers, each Acquired Company and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         3.29 CLAIMS AGAINST BUYER. Each Seller hereby represents that, both as of the date of this Agreement and as of the Closing, such Seller has no Knowledge of the basis of any claims, demands, or causes of action capable of being raised by either Seller against Buyer or any director, officer or employee of Buyer whatsoever arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, whether or not relating to claims pending on, or asserted after, the Closing Date other than any obligations of Buyer arising under the Agreement.


STOCK PURCHASE AGREEMENT               32

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers as follows:

         4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas.

         4.2 AUTHORITY; NO CONFLICT.

         (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and by general principles of equity. Upon the execution and delivery by Buyer of the Hill Employment Agreement and the Heidt Employment Agreement, the Hill Employment Agreement and the Heidt Employment Agreement will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and by general principles of equity. Buyer has all corporate right, power, and authority to execute and deliver this Agreement, the Hill Employment Agreement and the Heidt Employment Agreement and to perform its obligations under this Agreement, the Hill Employment Agreement and the Heidt Employment Agreement.

         (b) Except as set forth in Part 4.2 of the Buyer's Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time) (i) conflict with, or result in a violation of any provision of the Organizational Documents of Buyer; (ii) conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Buyer, or any of the assets owned or used by Buyer, may be subject; (iii) conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, suspend, terminate, or modify, any Insurance Permit or other Governmental Authorization that is held by Buyer or that otherwise relates to the business of, or any of the assets owned or used by, Buyer; (iv) conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Buyer.

         Except as set forth in Part 4.2 of the Buyer's Disclosure Letter, Buyer is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the


STOCK PURCHASE AGREEMENT               33
execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3 INVESTMENT INTENT. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

         4.4 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

         4.5 BROKERS OR FINDERS. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         4.6 DISCLOSURE.

         (a) No representation or warranty of Buyer in this Agreement and no statement in the Buyer's Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

         (b) There is no fact known to Buyer that has specific application to Buyer (other than general economic or industry conditions) and that materially adversely affects or, as far as Buyer can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of Buyer (on a consolidated basis) that has not been set forth in this Agreement or the Buyer's Disclosure Letter.

                                    ARTICLE V

                          COVENANTS OF SELLERS AND TSL

         5.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, Sellers and TSL will, and will cause each Acquired Company and its Representatives to, (a) afford Buyer and its Representatives (collectively, "Buyer's Advisors") full and free access to each Acquired Company, its personnel, properties, contracts, books and records, and all other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

         5.2 OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES. Between the date of this Agreement and the Closing Date, Sellers and TSL will, and will cause each Acquired Company to:


STOCK PURCHASE AGREEMENT               34

         (a) conduct the business of such Acquired Company only in the Ordinary Course of Business and in accordance with all valid regulations, laws and orders of all Governmental Bodies;

         (b) preserve intact the current business organization of such Acquired Company, keep available the services of the current officers, employees, and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;

         (c) confer with Buyer concerning operational matters of a material nature; and

         (d) otherwise report from time to time to Buyer concerning the status of the business, operations, and finances of such Acquired Company.

         5.3 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement or disclosed in the Sellers' Disclosure Letter, between the date of this Agreement and the Closing Date, Sellers and TSL will not, and will cause each Acquired Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section
3.14 is likely to occur.

         5.4 REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Sellers will, and will cause each Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions and (b) cooperate with Buyer in obtaining all consents identified in Part 4.2 of the Buyer's Disclosure Letter.

         5.5 NOTIFICATION. Between the date of this Agreement and the Closing Date, Sellers will promptly notify Buyer in writing if Sellers or any Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers' or the Company's representations and warranties as of the date of this Agreement, or if either Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Sellers' Disclosure Letter if the Sellers' Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Sellers' Disclosure Letter specifying such change. During the same period, Sellers will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers or the Company in this
Article V or of the occurrence of any event that may make the satisfaction of the conditions in Article VII impossible or unlikely. No notice given pursuant to this Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.


STOCK PURCHASE AGREEMENT               35

         5.6 PAYMENT OF INDEBTEDNESS BY RELATED PERSONS. Except as expressly provided in this Agreement, Sellers will cause all indebtedness owed to an Acquired Company by either Seller or any Related Person of any Seller to be paid in full contemporaneous with Closing.

         5.7 BEST EFFORTS. Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in Articles VII and VIII to be satisfied.

         5.8 REVIEWED FINANCIAL STATEMENTS OF THE ACQUIRED COMPANIES. Sellers and TSL shall deliver the financial statements as required by Section 3.4.

         5.9 NO SOLICITATION.

         (a) Until the earlier to occur of (i) the Closing or (ii) the termination of this Agreement, TSL agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its reasonable efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase (including, without limitation, by way of tender offer) or sale of any of the assets of any of the Acquired Companies (other than in the Ordinary Course of Business) or shares of the common stock of any of the Acquired Companies (any such proposal or offer (other than a proposal or offer made by Buyer) being hereinafter referred to as an "Acquisition Proposal").

         (b) TSL further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its Best Efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal or accept an Acquisition Proposal.

         (c) TSL agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

         5.10 ANNUAL STATEMENT. Sellers will use their Best Efforts to cause an appropriate officer of each Acquired Company that was employed by such Acquired Company during the 1999 calendar year to execute the Annual Statement and all other insurance regulatory and filings relating to the 1999 calendar year required (as applicable) to be filed with respect to such Acquired Company.


STOCK PURCHASE AGREEMENT               36

         5.11 AUDIT COSTS. The Acquired Companies shall take all action necessary to ensure that all costs of the December 31, 1999 Audit are accrued and reflected on the balance sheets for the Acquired Companies as of December 31, 1999.

         5.12 PERSONAL GUARANTIES. Sellers shall use their commercially reasonable efforts to cause the personal guaranties of the indebtedness described in Part 6.5 of Sellers' Disclosure Letter to be extinguished or released within 15 days following the Closing Date.

         5.13 NON-COMPETITION AGREEMENT.

         (a) Buyer and Sellers hereby agree and acknowledge that a portion of the Initial Purchase Price, constituting at least $100,000.00, represents the value of the good will established by Sellers in TSL and transferred to Buyer by this Agreement.

         (b) Each Seller, on his own behalf, acknowledges that: (i) the services to be performed by him under the attached Hill Employment Agreement and Heidt Employment Agreement, respectively, are of a special, unique, unusual, extraordinary, and intellectual character; (ii ) Buyer's business is currently national in scope and its services and products are marketed throughout the United States and the scope of TSL's business and the market for its products currently extends through the states of North Dakota, South Dakota and Minnesota and is contemplated to be expanded following the Closing; (iii) TSL competes with other businesses that are or could be located in any part of the United States; (iv) Buyer has required that each Seller make the covenants set forth in this section as a condition to Buyer's purchase of the shares of capital stock of TSL owned by each Seller pursuant to this Agreement; and (v) the provisions of this section are reasonable and necessary to protect the TSL's business.

         (c) In consideration of the acknowledgments by each Seller, and in consideration of the amounts paid or to be paid by Buyer to each Seller under this Agreement, each Seller covenants on his own behalf that he will not, directly or indirectly:

             (i) during the Employment Term (as defined below), except in the course of his employment by TSL, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Seller's name or any similar name to, lend Seller's credit to or render services or advice to, any business whose products, services or activities compete in whole or in part with the products, services or activities of TSL, Buyer or any affiliate thereof anywhere in the world; provided, however, that each Seller may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities of any enterprise involved in the Business (defined below) (but without otherwise participating in the activities of such enterprise), other than Buyer, if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934; and further provided that Executive may purchase securities of Buyer in those purchase windows authorized for Buyer's officers by the Chief Executive Officer of Buyer;


STOCK PURCHASE AGREEMENT               37

             (ii) during the Post-Employment Period (as defined below), engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Executive's name or any similar name to, lend Executive's credit to or render services or advice to, any business whose products, services or activities are involved in, directly or indirectly or in whole or in part, the Business in Burleigh County, North Dakota, or any geographical areas outside of North Dakota in which TSL conducts operations as of the Closing Date; provided, however, that each Seller may purchase or otherwise acquire, directly or indirectly, up to (but not more than) five percent of any class of securities of any enterprise involved in the Business (but without otherwise participating in the activities of such enterprise), if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934; provided, further, that in the event that, during the Post-Agreement Period, TSL, Buyer and all affiliates thereof cease to engage in any given segment of the Business in the States of North Dakota, South Dakota and Minnesota, then the provisions of this Section 5.13(c)(ii) will not apply to either Seller with respect to that particular segment of Business in the States of North Dakota, South Dakota and Minnesota only but will remain in effect and applicable to each Seller for all other purposes.

             (iii) whether for Seller's own account or for the account of any other Person, at any time during the Employment Term and the Post-Employment Period, solicit business of the same or similar type being carried on by TSL, from any Person known by Seller to be a customer of TSL, whether or not Seller had personal contact with such Person during and by reason of Seller's employment with TSL;

             (iv) whether for Seller's own account or the account of any other Person (A) at any time during the Employment Term and the Post-Employment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any Person who is or was an employee of TSL at any time during the Employment Term or in any manner induce or attempt to induce any employee of TSL to terminate his employment with TSL; or (B) at any time during the Employment Term and the Post-Employment Period, interfere with TSL's relationship with any Person, including any Person who at any time during the Employment Term was an employee, agent, insurer, or customer of TSL; or

             (v) at any time during or after the Employment Term, disparage TSL or any of its shareholders, directors, officers, employees, or agents.

         (d) For purposes of this sections the term "Employment Term" shall have an identical meaning to Term as defined in the Hill Employment Agreement or the Heidt Employment Agreement, respectively; "Post-Employment Period" means the period beginning on the date of termination of Seller's employment with TSL, plus the remainder of the Term, if any, not fulfilled by Seller for any reason plus three years. For purposes of this section, the term "Business" means the business of writing, underwriting, selling, claims adjusting, acting as an agent with respect to


STOCK PURCHASE AGREEMENT               38
nonstandard private passenger automotive or commercial automotive insurance or other related insurance activities.

         (e) If any covenant in this section is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against each Seller.

         (f) The period of time applicable to any covenant in this section will be extended by the duration of any violation by each Seller, respectively, of such covenant.

         (g) Each Seller will, while the covenant under this section is in effect, give notice to TSL, within ten days after accepting any other employment, of the identity of Seller's employer. Buyer or TSL may notify such employer that Seller is bound by this Agreement and, at TSL's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

         (h) Each Seller acknowledges on his own behalf that the injury that would be suffered by TSL as a result of a breach of the provisions of this section would be irreparable and that an award of monetary damages to TSL for such a breach would be an inadequate remedy. Consequently, TSL will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this section, and TSL will not be obligated to post bond or other security in seeking such relief.

         (i) The covenants by each Seller in this section are essential elements of this Agreement, and without each Seller's agreement to comply with such covenants, Buyer would not have purchased the capital stock of TSL owned by Sellers under this Agreement and TSL would not have agreed to employ or continue the employment of each Seller pursuant to the attached Hill Employment Agreement and Heidt Employment Agreement, respectively. TSL and each Seller have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by TSL.

         (j) Each Seller's covenants in this section are independent covenants and the existence of any claim by either Seller against TSL under this Agreement or otherwise, or against Buyer, will not excuse either Seller's breach of any covenant in this section.

         (k) Notwithstanding the provisions of Section 10.5 or any other provision of this Agreement to the contrary, the provisions of this Section 5.13 will continue in full force and effect after Closing as is necessary or appropriate to enforce the covenants and agreements of each Seller in this section.


STOCK PURCHASE AGREEMENT               39

                                   ARTICLE VI

                               COVENANTS OF BUYER

         6.1 APPROVALS OF GOVERNMENTAL BODIES. As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will (a) cooperate with Sellers with respect to all filings that Sellers elect to make or is required by Legal Requirements to make in connection with the Contemplated Transactions and (b) cooperate with Sellers in obtaining all consents identified in Part 3.2 of the Sellers' Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

         6.2 BEST EFFORTS. Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Articles VII and VIII to be satisfied.

         6.3 ACCESS. Between the date of this Agreement and the Closing Date, Buyer shall provide to Sellers responses to the Sellers' reasonable due diligence requests.

         6.4 NOTIFICATION. Between the date of this Agreement and the Closing Date, Buyer will promptly notify Sellers in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Buyer's Disclosure Letter if the Buyer's Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Buyer will promptly deliver to Sellers a supplement to the Buyer's Disclosure Letter specifying such change. During the same period, Buyer will promptly notify Sellers of the occurrence of any Breach of any covenant of Buyer in this Article VI or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII impossible or unlikely. No notice given pursuant to this Section 6.4 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

         6.5 PERSONAL GUARANTIES. To the extent that Sellers' efforts to cause the personal guaranties of the indebtedness described in Part 6.5 of the Sellers' Disclosure Letter to be extinguished or released within 15 days after the Closing Date are unsuccessful, Buyer shall take all action necessary (including without limitation causing the underlying indebtedness to be extinguished) to cause such personal guaranties to be extinguished or released within 45 days after the Closing Date.


STOCK PURCHASE AGREEMENT               40

                                   ARTICLE VII

               CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

         7.1 ACCURACY OF REPRESENTATIONS. Each of Sellers' and the Company's representations and warranties in this Agreement must have been accurate in all material respects (other than those contained in Section 3.29, which must have been accurate without regard to materiality) as of the date of this Agreement, and must be accurate in all material respects (other than those contained in Section 3.29, which must be accurate without regard to materiality) as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Sellers' Disclosure Letter.

         7.2 SELLERS' PERFORMANCE. Each of the covenants and obligations that Sellers and the Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

         7.3 CONSENTS. Each of the Consents identified in Part 3.2 of the Sellers' Disclosure Letter and Part 4.2 of the Buyer's Disclosure Letter must have been obtained and must be in full force and effect.

         7.4 ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to Buyer:

         (a) estoppel certificates executed on behalf of all landlords, lenders and lessors of the Acquired Companies, dated as of a date not more than five (5) days prior to the Closing Date;

         (b) such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Sellers' and the Company's representations and warranties, (ii) evidencing the performance by Sellers and the Company of, or the compliance by Sellers and the Company with, any covenant or obligation required to be performed or complied with by Sellers and the Company, (iii) evidencing the satisfaction of any condition referred to in this
Article VII or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

         7.5 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS. There must not have been made or Threatened by any Person any claim asserting that such Person
(a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.


STOCK PURCHASE AGREEMENT               41

         7.6 NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body. Neither the consummation nor the performance of the Contemplated Transactions will directly or indirectly violate an Order.

         7.7 REGULATORY APPROVAL. Buyer or a Subsidiary of Buyer shall have obtained the necessary regulatory approvals in the states in which any of the Acquired Companies operate to consummate the Contemplated Transactions.

         7.8 TRANSFER OF CERTAIN ASSETS. Hill shall have purchased the company airplane and real property described in Part 7.8 of the Sellers' Disclosure Letter on the terms described therein and assumed all associated liabilities, obligations and indebtedness, including but not limited to future and accrued but unpaid maintenance costs and taxes.

         7.9 CLOSING DELIVERIES. All items contemplated in Section 2.5(a) shall have been delivered to Buyer.

                                  ARTICLE VIII

              CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

         Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

         8.1 ACCURACY OF REPRESENTATIONS. Each of Buyer's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Buyer's Disclosure Letter.

         8.2 BUYER'S PERFORMANCE. Each of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

         8.3 CONSENTS. Each of the Consents identified in Part 3.2 of the Sellers' Disclosure Letter and Part 4.2 of the Buyer's Disclosure Letter must have been obtained and must be in full force and effect.


STOCK PURCHASE AGREEMENT               42

         8.4 ADDITIONAL DOCUMENTS. Buyer must have caused such other documents as Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Article VIII or (iv) otherwise facilitating the consummation of any of the Contemplated Transactions.

         8.5 NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Sellers or any Person affiliated with either Seller to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body. Neither the consummation nor the performance of the Contemplated Transactions will directly or indirectly violate an Order.

         8.6 CLOSING DELIVERIES. All items contemplated in Section 2.5(b) shall have been delivered to Sellers.

                                   ARTICLE IX

                                   TERMINATION

         9.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

         (a) by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived or such Breach has not been remedied within thirty (30) days after written notice is given specifying the Breach and demanding it to be remedied;

         (b) (i) by Buyer if any of the conditions in Article VII has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Article VIII has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

         (c) by mutual consent of Buyer and Sellers;


STOCK PURCHASE AGREEMENT               43

         (d) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 30, 2000, or such later date as the parties may agree upon; or

         (e) by Buyer if Buyer is not completely satisfied on or before November 19, 1999 in its sole discretion with the results of the review of the Acquired Companies' operations and books and records by Buyer and Buyer's Advisors.

         9.2 EFFECT OF TERMINATION. Each party's right of termination under
Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                    ARTICLE X

                            INDEMNIFICATION; REMEDIES

         10.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. All representations, warranties, covenants, and obligations in this Agreement, the Sellers' Disclosure Letter, the supplements to the Sellers' Disclosure Letter, the certificates delivered pursuant to Section 2.5(a)(iv), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

         10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS. Sellers will indemnify and hold harmless Buyer, the Acquired Companies, and their respective Representatives, shareholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable


STOCK PURCHASE AGREEMENT               44
attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

         (a) any Breach of any representation or warranty made by Sellers or TSL in this Agreement (without giving effect to any supplement to the Sellers' Disclosure Letter), the Sellers' Disclosure Letter, the supplements to the Sellers' Disclosure Letter, or any other certificate or document delivered by either or both Sellers or TSL under this Agreement;

         (b) any Breach of any representation or warranty made by Sellers or TSL in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Sellers' Disclosure Letter, other than any such Breach that is disclosed in a supplement to the Sellers' Disclosure Letter and is expressly identified in the certificates delivered pursuant to Section 2.5(a)(v) as having caused the condition specified in Section 7.1 not to be satisfied;

         (c) any Breach by either Seller or TSL of any covenant or obligation of Sellers or TSL; or

         (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller, TSL, any other Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

provided, however, that Sellers shall have no obligation to make any payment to Indemnified Persons under Sections 10.2 and 10.3 unless the aggregate amount to which the Indemnified Persons are entitled by reason of all claims under Sections 10.2 and 10.3 exceeds the sum of $50,000 in the aggregate under Sections 10.2 and 10.3, it being understood that only after such sum is exceeded, shall the aggregate of all claims under Sections 10.2 and 10.3 be payable by Sellers on demand.

The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

         10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS -- ENVIRONMENTAL MATTERS. In addition to the provisions of Section 10.2, Sellers will indemnify and hold harmless Buyer, the Acquired Companies, and the other Indemnified Persons for, and will pay to Buyer, the Acquired Companies, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

         (a) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Sellers, each Seller, any Acquired Company has or had an interest, or (B) any


STOCK PURCHASE AGREEMENT               45

Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or
(ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Sellers, any Acquired Company, or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Sellers, any Acquired Company or by any other Person for whose conduct they are or may be held responsible; or

         (b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of either Seller, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Acquired Companies prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by either Seller, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date;

provided, however, that Sellers shall have no obligation to make any payment to Indemnified Persons under Sections 10.2 and 10.3 unless the aggregate amount to which the Indemnified Persons are entitled by reason of all claims under Sections 10.2 and 10.3 exceeds the sum of$50,000 in the aggregate under Sections
10.2 and 10.3, it being understood that only after such sum is exceeded, shall the aggregate of all claims under Sections 10.2 and 10.3 be payable by Sellers on demand.

         Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 10.3. The procedure described in Section 10.7 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3.

         10.4 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement (without giving effect to any supplement to the Buyer's Disclosure Letter), the Buyer's Disclosure Letter, the supplements to the Buyer's Disclosure Letter, or any other certificate or document delivered by Buyer pursuant to this Agreement;

         (b) any Breach of any representation or warranty made by Buyer in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Buyer's Disclosure Letter, other than any such Breach that is disclosed in a


STOCK PURCHASE AGREEMENT               46
supplement to the Buyer's Disclosure Letter and is expressly identified in the certificate delivered pursuant to Section 2.5(b)(ii) as having caused the condition specified in Section 8.1 not to be satisfied;

         (c) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement; or

         (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions (other than Philo Smith & Co., Inc.);

provided, however, that Buyer shall have no obligation to make any payment to Sellers under this Section 10.4 unless the aggregate amount to which Sellers are entitled by reason of all claims under this Section 10.4 exceeds $50,000 in the aggregate of all amounts collectible under the Acquired Companies' errors and omissions policies, it being understood that once such amount is exceeded, the aggregate of all claims under this Section 10.4 shall be payable by Buyer on demand.

The remedies provided in this Section 10.4 will not be exclusive of or limit any other remedies that may be available to Sellers.

         10.5 TIME LIMITATIONS. If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3, 3.9, 3.11, 3.17, unless on or before the earlier of (i) the second anniversary of the Date for the third Earnout Period or (ii) July 1, 2003, Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 3.3, 3.9, 3.11, 3.17, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before July 1, 2003, Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

         10.6 RIGHT OF SET-OFF. Upon notice to Sellers specifying in reasonable detail the basis for such set-off, Buyer may set off any amount to which it may be entitled under this Article X against amounts otherwise payable to Sellers under this Agreement. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a Breach of this Agreement. Neither the exercise of nor the failure to exercise such right of set-off shall constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it. Any amount set-off pursuant to this Section 10.6 shall be considered a reduction in the Purchase Price of that amount. In the event that it is finally determined that any set-off pursuant to this Section 10.6 was wrongful, the amount determined to have been


STOCK PURCHASE AGREEMENT               47
wrongfully set-off shall be paid to Sellers pro rata in accordance with their ownership interests in TSL (immediately prior to the Closing) together with interest accruing at the Applicable Rate from the date such amount originally was to be paid to Sellers.

         10.7 PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.

         (a) Promptly after receipt by an indemnified party under Section 10.2 or 10.4, or (to the extent provided in the last sentence of Section 10.3)
Section 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except and only to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

         (b) If any Proceeding referred to in Section 10.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes not related to the Acquired Companies, be entitled to participate in such Proceeding with respect to the Acquired Companies and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article X for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.


STOCK PURCHASE AGREEMENT               48

         (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         10.8 PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

                                   ARTICLE XI

                               GENERAL PROVISIONS

         11.1 EXPENSES. Except as otherwise expressly provided in this Agreement, the Sellers shall be responsible for the obligations of the Acquired Companies and Sellers with regard to both (i) Philo Smith & Co., Inc. and (ii) expenses incurred by either Seller or any Acquired Company in connection with the negotiation, preparation and execution of this Agreement and the Contemplated Transactions, including all fees and expenses of Sellers' or any of the Acquired Companies' agents, representatives, counsel, and accountants (including, without limitation, all costs and expenses related to the December 31, 1999 Audit pursuant to Section 5.11 of this Agreement). Buyer shall be responsible for the obligations of Buyer with regard to expenses incurred by Buyer in connection with the negotiation, preparation and execution of this Agreement and the Contemplated Transactions, including all fees and expenses of Buyer's agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of Buyer to pay such expenses will be subject to any rights of Buyer arising from a breach of this Agreement by another party.

         11.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Buyer will use its commercially reasonable efforts to provide copies of public announcements to Sellers for Sellers' review prior to release. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Acquired Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person other than any professional advisors of Sellers. Sellers and Buyer will consult with each other concerning the means by which the Acquired Companies' employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.


STOCK PURCHASE AGREEMENT               49

         11.3 CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Acquired Companies to maintain in confidence, and not use to the detriment of another party or an Acquired Company any written, oral, or other information obtained in confidence from another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party,
(b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

         If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Sellers waive, and will upon Buyer's request cause the Acquired Companies to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Acquired Companies except for the competitive misuse by Buyer of such trade secrets or confidential information.

         11.4 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         If to either Seller or TSL:

                  1605 E. Capitol Avenue
                  Bismarck, North Dakota  58501
                  Facsimile No.: (701) 223-0842
                  (Notices to TSL should be to the attention of Herbert A. Hill)

         with a copy of all notices to Sellers and TSL to:

                  Pearce & Durick P.L.L.P.
                  P.O. Box 400
                  314 East Thayer Avenue
                  Bismarck, North Dakota 58502
                  Attention: Patrick W. Durick
                  Facsimile No.: (701) 223-7865


STOCK PURCHASE AGREEMENT               50

         If to Buyer:

                  GAINSCO, INC.
                  500 Commerce Street
                  Fort Worth, Texas 76102-5439
                  Attention: Chief Executive Officer
                  Facsimile No.: (817) 338-1454

         with a copy to:

                  Jackson Walker L.L.P.
                  901 Main Street, Suite 6000
                  Dallas, Texas  75202
                  Attention: Byron F. Egan
                  Fax: (214) 953-5822

         11.5 JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Texas, County of Dallas, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas, Dallas Division, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         11.6 FURTHER ASSURANCES. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         11.7 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. The rights of Buyer and Sellers hereunder are in addition to all other rights provided by law. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party;
(b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         11.8 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the parties hereto.


STOCK PURCHASE AGREEMENT               51

         11.9 SELLERS' DISCLOSURE LETTER.

         (a) The disclosures in the Sellers' Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

         (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Sellers' Disclosure Letter (other than an exception expressly set forth as such in the Sellers' Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

         11.10 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns. In the event Buyer assigns any of its rights under this Agreement to any Subsidiary of Buyer and such Subsidiary does not fulfill its obligations under this Agreement, Buyer shall assume and fulfill such Subsidiary's obligations under this Agreement.

         11.11 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         11.12 ARTICLE AND SECTION HEADINGS, CONSTRUCTION AND USAGE. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Article" or "Articles" refer to the corresponding Article or Articles of this Agreement, and all references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms, and "or" is used in the inclusive sense of "and/or". Where the Agreement provides that a payment will be made by Buyer to the Sellers collectively, such payment shall be made to the Sellers pro rata in accordance with their ownership interest in TSL immediately prior to the Closing.

         11.13 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.


STOCK PURCHASE AGREEMENT               52

         11.14 GOVERNING LAW. This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

         11.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


                           [Intentionally left blank.]


STOCK PURCHASE AGREEMENT               53

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                     SELLERS


                                     /s/ Herbert A. Hill
                                     -------------------------------------------
                                     Herbert A. Hill


                                     /s/ Alan E. Heidt
                                     -------------------------------------------
                                     Alan E. Heidt


                                     TRI-STATE, LTD.


                                     By: /s/ Herbert A. Hill
                                         ---------------------------------------
                                         Name:  Herbert A. Hill
                                         Title: President


                                     GAINSCO, INC.


                                     By: /s/ Glenn W. Anderson
                                         ---------------------------------------
                                         Name:  Glenn W. Anderson
                                         Title: President and Chief Executive
                                                Officer


STOCK PURCHASE AGREEMENT               54

                                PLEDGE AGREEMENT


     THIS PLEDGE AGREEMENT ("Agreement") is made as of the 7th day of January, 2000, by GAINSCO, INC., a Texas corporation (hereinafter called "Pledgor", whether one or more), in favor of BANK ONE, NA ("Bank"). Pledgor hereby agrees with Bank as follows:

     1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings indicated below:

          (a) The term "Borrower" shall mean GAINSCO, Inc., a Texas corporation, and GAINSCO Service Corp., a Texas corporation, or either of them.

          (b) The term "Code" shall mean the Uniform Commercial Code as in effect in the State of Texas on the date of this Agreement or as it may hereafter be amended from time to time.

          (c) The term "Collateral" shall mean all property specifically described on Schedule A attached hereto and made a part hereof. The term Collateral, as used herein, shall also include (i) all certificates, instruments and/or other documents evidencing the foregoing, (ii) all renewals, replacements and substitutions of all of the foregoing, (iii) all Additional Property (as hereinafter defined), and (iv) all PRODUCTS and PROCEEDS of all of the foregoing. The designation of proceeds does not authorize Pledgor to sell, transfer or otherwise convey any of the foregoing property. The delivery at any time by Pledgor to Secured Party of any property as a pledge to secure payment or performance of any indebtedness or obligation whatsoever shall also constitute a pledge of such property as Collateral hereunder.

          (d) The term "Indebtedness" shall mean all indebtedness, obligations and liabilities of Borrower to Secured Party of any kind or character, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several or joint and several, including without limitation all indebtedness, obligations and liabilities of Borrower to Secured Party now existing or hereafter arising by note, draft, acceptance, guaranty, endorsement, letter of credit, assignment, purchase, overdraft, discount, indemnity agreement or otherwise, (ii) all accrued but unpaid interest on any of the indebtedness described in (i) above, (iii) all obligations of Borrower to Secured Party under any documents evidencing, securing, governing and/or pertaining to all or any part of the indebtedness described in (i) and (ii) above, (iv) all costs and expenses incurred by Secured Party in connection with the collection and administration of all or any part of the indebtedness and obligations described in (i), (ii) and (iii) above or the protection or preservation of, or realization upon, the collateral securing all or any part of such indebtedness and obligations, including without limitation all reasonable attorneys' fees, and (v) all renewals, extensions, modifications and rearrangements of the indebtedness and obligations described in (i), (ii), (iii) and (iv) above.

          (e) The term "Loan Documents" shall mean all instruments and documents evidencing, securing, governing, guaranteeing and/or pertaining to the Indebtedness, including without limitation the Revolving Credit Agreement dated as of November 13, 1998 (as the same may be amended from time to time, the "Credit Agreement") among GAINSCO, Inc., GAINSCO Service Corp. and Bank.

          (f) The term "Obligated Party" shall mean any party other than Borrower who secures, guarantees and/or is otherwise obligated to pay all or any portion of the Indebtedness.

          (g) The term "Secured Party" shall mean Bank, its successors and assigns, including without limitation, any party to whom Bank, or its successors or assigns, may assign its rights and interests under this Agreement.

All words and phrases used herein which are expressly defined in Section 1.201, Chapter 8 or Chapter 9 of the Code shall have the meaning provided for therein. Other words and phrases defined elsewhere in the Code shall have the meaning specified therein except to the extent such meaning is inconsistent with a definition in Section 1.201, Chapter 8 or Chapter 9 of the Code.


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     2. SECURITY INTEREST. As security for the Indebtedness, Pledgor, for value received, hereby grants to Secured Party a continuing security interest in the Collateral.

     3. ADDITIONAL PROPERTY. Collateral shall also includes the following property (collectively, the "Additional Property") which Pledgor becomes entitled to receive or shall receive in connection with any other Collateral:
(a) any stock certificate, including without limitation, any certificate representing a stock dividend or any certificate in connection with any recapitalization, reclassification, merger, consolidation, conversion, sale of assets, combination of shares, stock split or spin-off; (b) any option, warrant, subscription or right, whether as an addition to or in substitution of any other Collateral; (c) any dividends or distributions of any kind whatsoever, whether distributable in cash, stock or other property; (d) any interest, premium or principal payments; and (e) any conversion or redemption proceeds; provided, however, that until the occurrence of an Event of Default (as hereinafter defined), Pledgor shall be entitled to all cash dividends and all interest paid on the Collateral (except interest paid on any certificate of deposit pledged hereunder) free of the security interest created under this Agreement. All Additional Property received by Pledgor (except for dividends permitted to be retained by Pledgor pursuant to the immediately preceding sentence) shall be received in trust for the benefit of Secured Party. All Additional Property and all certificates or other written instruments or documents evidencing and/or representing the Additional Property that is received by Pledgor, together with such instruments of transfer as Secured Party may request, shall immediately be delivered to or deposited with Secured Party and held by Secured Party as Collateral under the terms of this Agreement. If the Additional Property received by Pledgor shall be shares of stock or other securities, such shares of stock or other securities shall be duly endorsed in blank or accompanied by proper instruments of transfer and assignment duly executed in blank with, if requested by Secured Party, signatures guaranteed by a bank or member firm of the New York Stock Exchange, all in form and substance satisfactory to Secured Party. Secured Party shall be deemed to have possession of any Collateral in transit to Secured Party or its agent.

     4. VOTING RIGHTS. As long as no Event of Default shall have occurred hereunder, any voting rights incident to any stock or other securities pledged as Collateral may be exercised by Pledgor; provided, however, that Pledgor will not exercise, or cause to be exercised, any such voting rights, without the prior written consent of Secured Party, if the direct or indirect effect of such vote will result in an Event of Default hereunder.

     5. MAINTENANCE OF COLLATERAL. Other than the exercise of reasonable care to assure the safe custody of any Collateral in Secured Party's possession from time to time, Secured Party does not have any obligation, duty or responsibility with respect to the Collateral. Without limiting the generality of the foregoing, Secured Party shall not have any obligation, duty or responsibility to do any of the following: (a) ascertain any maturities, calls, conversions, exchanges, offers, tenders or similar matters relating to the Collateral or informing Pledgor with respect to any such matters; (b) fix, preserve or exercise any right, privilege or option (whether conversion, redemption or otherwise) with respect to the Collateral unless (i) Pledgor makes written demand to Secured Party to do so, (ii) such written demand is received by Secured Party in sufficient time to permit Secured Party to take the action demanded in the ordinary course of its business, and (iii) Pledgor provides additional collateral, acceptable to Secured Party in its sole discretion; (c) collect any amounts payable in respect of the Collateral (Secured Party being liable to account to Pledgor only for what Secured Party may actually receive or collect thereon); (d) sell all or any portion of the Collateral to avoid market loss; (e) sell all or any portion of the Collateral unless and until (i) Pledgor makes written demand upon Secured Party to sell the Collateral, and (ii) Pledgor provides additional collateral, acceptable to Secured Party in its sole discretion; or (f) hold the Collateral for or on behalf of any party other than Pledgor.

     6. REPRESENTATIONS AND WARRANTIES. Pledgor hereby represents and warrants the following to Secured Party:

          (a) Due Authorization. The execution, delivery and performance of this Agreement and all of the other Loan Documents by Pledgor have been duly authorized by all necessary corporate action of Pledgor, to the extent Pledgor is a corporation, or by all necessary partnership action, to the extent Pledgor is a partnership.

          (b) Enforceability. This Agreement and the other Loan Documents constitute legal, valid and binding obligations of Pledgor, enforceable in accordance with their respective terms, except as limited by


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


     bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights and except to the extent specific remedies may generally be limited by equitable principles.

          (c) Ownership and Liens. Pledgor has good and indefeasible title to the Collateral free and clear of all liens, security interests, encumbrances or adverse claims, except for the security interest created by this Agreement. No dispute, right of setoff, counterclaim or defense exists with respect to all or any part of the Collateral. Pledgor has not executed any other security agreement currently affecting the Collateral and no financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office except as may have been executed or filed in favor of Secured Party.

          (d) No Conflicts or Consents. Neither the ownership, the intended use of the Collateral by Pledgor, the grant of the security interest by Pledgor to Secured Party herein nor (except for restrictions imposed by any applicable Insurance Holding Company Laws (as hereinafter defined) the exercise by Secured Party of its rights or remedies hereunder, will (i) conflict with any provision of (A) any domestic or foreign law, statute, rule or regulation, (B) the articles or certificate of incorporation, charter, bylaws or partnership agreement, as the case may be, of Pledgor, or (C) any agreement, judgment, license, order or permit applicable to or binding upon Pledgor or otherwise affecting the Collateral, or (ii) result in or require the creation of any lien, charge or encumbrance upon any assets or properties of Pledgor or of any person except as may be expressly contemplated in the Loan Documents. Except as expressly contemplated in the Loan Documents, no consent, approval, authorization or order of, and no notice to or filing with, any court, governmental authority or third party is required in connection with the grant by Pledgor of the security interest herein or the exercise by Secured Party of its rights and remedies hereunder.

          (e) Security Interest. Pledgor has and will have at all times full right, power and authority to grant a security interest in the Collateral to Secured Party in the manner provided herein, free and clear of any lien, security interest or other charge or encumbrance. This Agreement creates a legal, valid and binding security interest in favor of Secured Party in the Collateral.

          (f) Location. Pledgor's residence or chief executive office, as the case may be, and the office where the records concerning the Collateral are kept is located at its address set forth on the signature page hereof.

          (g) Solvency of Pledgor. As of the date hereof, and after giving effect to this Agreement and the completion of all other transactions contemplated by Pledgor at the time of the execution of this Agreement, (i) Pledgor is and will be solvent, (ii) the fair saleable value of Pledgor's assets exceeds and will continue to exceed Pledgor's liabilities (both fixed and contingent), (iii) Pledgor is and will continue to be able to pay its debts as they mature, and (iv) if Pledgor is not an individual, Pledgor has and will have sufficient capital to carry on Pledgor's businesses and all businesses in which Pledgor is about to engage.

          (h) Nature of Ownership. Pledgor is the registered owner of the securities pledged as Collateral and a certificate has been issued in Pledgor's name to evidence Pledgor's ownership in such securities.

          (i) Securities/100% Ownership. Any certificates evidencing securities pledged as Collateral are valid and genuine and have not been altered. All securities pledged as Collateral have been duly authorized and validly issued, are fully paid and non-assessable, and were not issued in violation of the preemptive rights of any party or of any agreement by which Pledgor or the issuer thereof is bound. No restrictions or conditions exist with respect to the transfer or voting of any securities pledged as Collateral, except as has been disclosed to Secured Party in writing. To the best of Pledgor's knowledge, no issuer of such securities (other than securities of a class which are publicly traded) has any outstanding stock rights, rights to subscribe, options, warrants or convertible securities outstanding or any other rights outstanding entitling any party to have issued to such party capital stock of such issuer, except as has been disclosed to Secured Party in writing. Pledgor owns 100% of the issued and outstanding shares of capital stock of each issuer listed on Schedule A attached hereto.


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          (j) Chattel Paper, Documents and Instruments. The security interest in chattel paper, documents and instruments of Pledgor granted hereunder is valid and genuine, and all such chattel paper, documents and instruments have only one original counterpart. No party other than Pledgor or Secured Party is in actual or constructive possession of any such chattel paper, documents or instruments.

     7. AFFIRMATIVE COVENANTS. Pledgor will comply with the covenants contained in this Section at all times during the period of time this Agreement is effective unless Secured Party shall otherwise consent in writing.

          (a) Ownership and Liens. Pledgor will maintain good and indefeasible title to all Collateral free and clear of all liens, security interests, encumbrances or adverse claims, except for the security interest created by this Agreement and the security interests and other encumbrances expressly permitted by the other Loan Documents. Pledgor will not permit any dispute, right of setoff, counterclaim or defense to exist with respect to all or any part of the Collateral. Pledgor will cause any financing statement or other security instrument with respect to the Collateral to be terminated, except as may exist or as may have been filed in favor of Secured Party. Pledgor will defend at its expense Secured Party's right, title and security interest in and to the Collateral against the claims of any third party.

          (b) Inspection of Books and Records. Pledgor will keep adequate records concerning the Collateral and will permit Secured Party and all representatives and agents appointed by Secured Party to inspect Pledgor's books and records of or relating to the Collateral at any time during normal business hours, to make and take away photocopies, photographs and printouts thereof and to write down and record any such information.

          (c) Adverse Claim. Pledgor covenants and agrees to promptly notify Secured Party of any claim, action or proceeding affecting title to the Collateral, or any part thereof, or the security interest created hereunder and, at Pledgor's expense, defend Secured Party's security interest in the Collateral against the claims of any third party. Pledgor also covenants and agrees to promptly deliver to Secured Party a copy of all written notices received by Pledgor with respect to the Collateral, including without limitation, notices received from the issuer of any securities pledged hereunder as Collateral.

          (d) Delivery of Instruments and/or Certificates. Contemporaneously herewith, Pledgor covenants and agrees to deliver to Secured Party any certificates, documents or instruments representing or evidencing the Collateral, together with Pledgor's endorsement thereon and/or accompanied by proper instruments of transfer and assignment duly executed in blank with, if requested by Secured Party, signatures guaranteed by a bank or member firm of the New York Stock Exchange, all in form and substance satisfactory to Secured Party. If required by Secured Party, Pledgor also covenants and agrees to cooperate with Secured Party in registering the pledge of the securities pledged as Collateral with the issuer of such securities.

          (e) Further Assurances. Pledgor will from time to time at its expense promptly execute and deliver all further instruments and documents and take all further action necessary or appropriate or that Secured Party may request in order (i) to perfect and protect the security interest created or purported to be created hereby and the first priority of such security interest, (ii) to enable Secured Party to exercise and enforce its rights and remedies hereunder in respect of the Collateral, and (iii) to otherwise effect the purposes of this Agreement, including without limitation, executing and filing such financing or continuation statements, or any amendments thereto.

          (f) Chattel Paper, Documents and Instruments. Pledgor will take such action as may be requested by Secured Party in order to cause any chattel paper, documents or instruments to be valid and enforceable and will cause all chattel paper to have only one original counterpart. Upon request by Secured Party, Pledgor will deliver to Secured Party all originals of chattel paper, documents or instruments and will mark all chattel paper with a legend indicating that such chattel paper is subject to the security interest granted hereunder.


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     8. NEGATIVE COVENANTS. Pledgor will comply with the covenants contained in this Section at all times during the period of time this Agreement is effective, unless Secured Party shall otherwise consent in writing.

          (a) Transfer or Encumbrance. Pledgor will not (i) sell, assign (by operation of law or otherwise) or transfer Pledgor's rights in any of the Collateral, (ii) grant a lien or security interest in or execute, file or record any financing statement or other security instrument with respect to the Collateral to any party other than Secured Party, or (iii) deliver actual or constructive possession of any certificate, instrument or document evidencing and/or representing any of the Collateral to any party other than Secured Party.

          (b) Impairment of Security Interest. Pledgor will not take or fail to take any action which would in any manner impair the value or enforceability of Secured Party's security interest in any Collateral.

          (c) Dilution of Ownership. As to any securities pledged as Collateral (other than securities of a class which are publicly traded), Pledgor will not consent to or approve of the issuance of (i) any additional shares of any class of securities of such issuer (unless immediately upon issuance additional securities are pledged and delivered to Secured Party pursuant to the terms hereof to the extent necessary to give Secured Party a security interest after such issuance in at least the same percentage of such issuer's outstanding securities as Secured Party had before such issuance), (ii) any instrument convertible voluntarily by the holder thereof or automatically upon the occurrence or non-occurrence of any event or condition into, or exchangeable for, any such securities, or (iii) any warrants, options, contracts or other commitments entitling any third party to purchase or otherwise acquire any such securities.

          (d) Restrictions on Securities. Pledgor will not enter into any agreement creating, or otherwise permit to exist, any restriction or condition upon the transfer, voting or control of any securities pledged as Collateral, except as consented to in writing by Secured Party.

     9. RIGHTS OF SECURED PARTY. Secured Party shall have the rights contained in this Section at all times during the period of time this Agreement is effective.

          (a) Power of Attorney. Pledgor hereby irrevocably appoints Secured Party as Pledgor's attorney-in-fact, such power of attorney being coupled with an interest, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, to take any action and to execute any instrument which Secured Party may from time to time in Secured Party's discretion deem necessary or appropriate to accomplish the purposes of this Agreement, including without limitation, the following action: (i) subject to any applicable Insurance Holding Company Laws, transfer any securities, instruments, documents or certificates pledged as Collateral in the name of Secured Party or its nominee; (ii) use any interest, premium or principal payments, conversion or redemption proceeds or other cash proceeds received in connection with any Collateral to reduce any of the Indebtedness; (iii) exchange any of the securities pledged as Collateral for any other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof, and, in connection therewith, to deposit and deliver any and all of such securities with any committee, depository, transfer agent, registrar or other designated agent upon such terms and conditions as Secured Party may deem necessary or appropriate;
     (iv) exercise or comply with any conversion, exchange, redemption, subscription or any other right, privilege or option pertaining to any securities pledged as Collateral; provided, however, except as provided herein, Secured Party shall not have a duty to exercise or comply with any such right, privilege or option (whether conversion, redemption or otherwise) and shall not be responsible for any delay or failure to do so; and (v) file any claims or take any action or institute any proceedings which Secured Party may deem necessary or appropriate for the collection and/or preservation of the Collateral or otherwise to enforce the rights of Secured Party with respect to the Collateral.

          (b) Performance by Secured Party. If Pledgor fails to perform any agreement or obligation provided herein, Secured Party may itself perform, or cause performance of, such agreement or obligation, and the expenses of Secured Party incurred in connection therewith shall be a part of the Indebtedness, secured by the Collateral and payable by Pledgor on demand.


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          (c) Notification of Account Debtors and Other Rights. With respect to chattel paper or instruments which are Collateral, Secured Party, without notice to Pledgor, shall have the right at any time and from time to time after the occurrence and during the continuation of an Event of Default to notify and direct the account debtor or obligor thereon to thereafter make all payments on such Collateral directly to Secured Party, regardless of whether Pledgor was previously making collections thereon. Each account debtor and obligor making payment to Secured Party hereunder shall be fully protected in relying on the written statement of Secured Party that it then holds a security interest which entitles it to receive such payment, and the receipt of Secured Party for such payment shall be full acquittance therefor to the party making such payment. Payments received by Secured Party shall be held or disposed of by it in accordance with the terms of this Agreement. Secured Party shall, however, never be obligated to collect, or use any effort to collect, any such payments, its sole liability to the Pledgor being to account for payments, if any, actually received.

Notwithstanding any other provision herein to the contrary, Secured Party does not have any duty to exercise or continue to exercise any of the foregoing rights and shall not be responsible for any failure to do so or for any delay in doing so.

     10. EVENTS OF DEFAULT. Each of the following constitutes an "Event of Default" under this Agreement:

          (a) Non-Performance of Covenants. The failure of Pledgor or any Obligated Party to timely and properly observe, keep or perform (i) any covenant, agreement, warranty or condition contained in Sections 7(a), 7(e) or 8 or (ii) any other covenant, agreement, warranty or condition required herein and, in the case of (ii), such failure shall continue for fifteen
     (15) days; or

          (b) Default Under other Credit Agreement. The occurrence of an Event of Default under Article 8 of the Credit Agreement; or

          (c) False Representation. Any representation contained herein or in any of the other Loan Documents made by Borrower or any Obligated Party is false or misleading in any material respect; or

          (d) Execution on Collateral. The Collateral or any portion thereof is taken on execution or other process of law in any action against Pledgor; or

          (e) Abandonment. Pledgor abandons the Collateral or any portion thereof; or

          (f) Action by Other Lienholder. The holder of any lien or security interest on any of the Collateral (without hereby implying the consent of Secured Party to the existence or creation of any such lien or security interest on the Collateral), declares a default thereunder or institutes foreclosure or other proceedings for the enforcement of its remedies thereunder; or

          (g) Dilution of Ownership. The issuer of any securities (other than securities of a class which are publicly traded) constituting Collateral hereafter issues any shares of any class of capital stock (unless immediately upon issuance, additional securities are pledged and delivered to Secured Party pursuant to the terms hereof to the extent necessary to give Secured Party a security interest after such issuance in at least the same percentage of such issuer's outstanding securities as Secured Party had before such issuance) or any options, warrants or other rights to purchase any such capital stock.

     11. REMEDIES AND RELATED RIGHTS. If an Event of Default shall have occurred, and without limiting any other rights and remedies provided herein, under any of the other Loan Documents or otherwise available to Secured Party, Secured Party may exercise one or more of the rights and remedies provided in this Section.

          (a) Remedies. Secured Party may from time to time at its discretion, subject to compliance with any applicable Insurance Holding Company Laws, without limitation and without notice except as expressly provided in any of the Loan Documents:


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               (i)   exercise in respect of the Collateral all the rights and
                     remedies of a secured party under the Code (whether or not the Code applies to the affected Collateral);

               (ii) reduce its claim to judgment or foreclose or otherwise enforce, in whole or in part, the security interest granted hereunder by any available judicial procedure;

               (iii) sell or otherwise dispose of, at its office, on the
                     premises of Pledgor or elsewhere, the Collateral, as a unit or in parcels, by public or private proceedings, and by way of one or more contracts (it being agreed that the sale or other disposition of any part of the Collateral shall not exhaust Secured Party's power of sale, but sales or other dispositions may be made from time to time until all of the Collateral has been sold or disposed of or until the Indebtedness has been paid and performed in full), and at any such sale or other disposition it shall not be necessary to exhibit any of the Collateral;

               (iv) buy the Collateral, or any portion thereof, at any public sale;

               (v) buy the Collateral, or any portion thereof, at any private sale if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations;

               (vi) apply for the appointment of a receiver for the Collateral, and Pledgor hereby consents to any such appointment; and

               (vii) at its option, retain the Collateral in satisfaction of the
                     Indebtedness whenever the circumstances are such that Secured Party is entitled to do so under the Code or otherwise.

     Pledgor agrees that in the event Pledgor is entitled to receive any notice under the Uniform Commercial Code, as it exists in the state governing any such notice, of the sale or other disposition of any Collateral, reasonable notice shall be deemed given five (5) days after such notice is deposited in a depository receptacle under the care and custody of the United States Postal Service, postage prepaid, at Pledgor's address set forth on the signature page hereof, ten (10) days prior to the date of any public sale, or after which a private sale, of any of such Collateral is to be held. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Pledgor further acknowledges and agrees that the redemption by Secured Party of any certificate of deposit pledged as Collateral shall be deemed to be a commercially reasonable disposition under Section 9.504(c) of the Code.

          (b) Private Sale of Securities. Pledgor recognizes that Secured Party may be unable to effect a public sale of all or any part of the securities pledged as Collateral because of restrictions in applicable federal and state securities laws and that Secured Party may, therefore, determine to make one or more private sales of any such securities to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof. Pledgor acknowledges that each any such private sale may be at prices and other terms less favorable then what might have been obtained at a public sale and, notwithstanding the foregoing, agrees that each such private sale shall be deemed to have been made in a commercially reasonable manner and that Secured Party shall have no obligation to delay the sale of any such securities for the period of time necessary to permit the issuer to register such securities for public sale under any federal or state securities laws. Pledgor further acknowledges and agrees that any offer to sell such securities which has been made privately in the manner described above to not less than five (5) bona fide offerees shall be deemed to involve a "public sale" for the purposes of Section 9.504(c) of the Code, notwithstanding that such sale may not constitute a "public offering"


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     under any federal or state securities laws and that Secured Party may, in such event, bid for the purchase of such securities.

          (c) Application of Proceeds. If any Event of Default shall have occurred, Secured Party may at its discretion apply or use any cash held by Secured Party as Collateral, and any cash proceeds received by Secured Party in respect of any sale or other disposition of, collection from, or other realization upon, all or any part of the Collateral as follows in such order and manner as Secured Party may elect:

               (i) to the repayment or reimbursement of the reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by Secured Party in connection with (A) the administration of the Loan Documents, (B) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, the Collateral, and (C) the exercise or enforcement of any of the rights and remedies of Secured Party hereunder;

               (ii) to the payment or other satisfaction of any liens and other encumbrances upon the Collateral;

               (iii) to the satisfaction of the Indebtedness;

               (iv)  by holding such cash and proceeds as Collateral;

               (v) to the payment of any other amounts required by applicable law (including without limitation, Section 9.504(a)(3) of the Code or any other applicable statutory provision); and

               (vi) by delivery to Pledgor or any other party lawfully entitled to receive such cash or proceeds whether by direction of a court of competent jurisdiction or otherwise.

          (d) Deficiency. In the event that the proceeds of any sale of, collection from, or other realization upon, all or any part of the Collateral by Secured Party are insufficient to pay all amounts to which Secured Party is legally entitled, Borrower and any party who guaranteed or is otherwise obligated to pay all or any portion of the Indebtedness shall be liable for the deficiency, together with interest thereon as provided in the Loan Documents.

          (e) Non-Judicial Remedies. In granting to Secured Party the power to enforce its rights hereunder without prior judicial process or judicial hearing, Pledgor expressly waives, renounces and knowingly relinquishes any legal right which might otherwise require Secured Party to enforce its rights by judicial process. Pledgor recognizes and concedes that non-judicial remedies are consistent with the usage of trade, are responsive to commercial necessity and are the result of a bargain at arm's length. Nothing herein is intended to prevent Secured Party or Pledgor from resorting to judicial process at either party's option.

          (f) Other Recourse. Pledgor waives any right to require Secured Party to proceed against any third party, exhaust any Collateral or other security for the Indebtedness, or to have any third party joined with Pledgor in any suit arising out of the Indebtedness or any of the Loan Documents, or pursue any other remedy available to Secured Party. Pledgor further waives any and all notice of acceptance of this Agreement and of the creation, modification, rearrangement, renewal or extension of the Indebtedness. Pledgor further waives any defense arising by reason of any disability or other defense of any third party or by reason of the cessation from any cause whatsoever of the liability of any third party. Until all of the Indebtedness shall have been paid in full, Pledgor shall have no right of subrogation and Pledgor waives the right to enforce any remedy which Secured Party has or may hereafter have against any third party, and waives any benefit of and any right to participate in any other security whatsoever now or hereafter held by Secured Party. Pledgor authorizes Secured Party, and without notice or demand and without any reservation of rights against Pledgor and without affecting Pledgor's liability hereunder or on the Indebtedness, to (i) take or hold any other property of any type


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     from any third party as security for the Indebtedness, and exchange, enforce, waive and release any or all of such other property, (ii) apply such other property and direct the order or manner of sale thereof as Secured Party may in its discretion determine, (iii) renew, extend, accelerate, modify, compromise, settle or release any of the Indebtedness or other security for the Indebtedness, (iv) waive, enforce or modify any of the provisions of any of the Loan Documents executed by any third party, and (v) release or substitute any third party.

          (g) Voting Rights. Upon the occurrence of an Event of Default, Pledgor will not exercise any voting rights with respect to securities pledged as Collateral. Pledgor hereby irrevocably appoints Secured Party as Pledgor's attorney-in-fact (such power of attorney being coupled with an interest) and proxy to exercise, subject to compliance with any applicable Insurance Holding Company Laws, any voting rights with respect to Pledgor's securities pledged as Collateral upon the occurrence of an Event of Default.

          (h) Dividend Rights and Interest Payments. Upon the occurrence of an Event of Default:

               (i) all rights of Pledgor to receive and retain the dividends and interest payments which it would otherwise be authorized to receive and retain pursuant to Section 3 shall automatically cease, and all such rights shall thereupon become vested with Secured Party which shall thereafter have the sole right to receive, hold and apply as Collateral such dividends and interest payments; and

               (ii) all dividend and interest payments which are received by
                    Pledgor contrary to the provisions of clause (i) of this Subsection shall be received in trust for the benefit of Secured Party, shall be segregated from other funds of Pledgor, and shall be forthwith paid over to Secured Party in the exact form received (properly endorsed or assigned if requested by Secured Party), to be held by Secured Party as Collateral.

          (i) Insurance Holding Company Laws. Because of laws and regulations governing change of control of insurance companies that may be applicable (collectively, the "Insurance Holding Company Laws"), certain purchasers of the Collateral at foreclosure may be required to obtain regulatory approval prior to a final and binding acquisition of the Collateral. The Pledgor acknowledges that such laws and regulations may adversely affect the purchase price to be paid by a purchaser of the Collateral, or any part thereof, at a private or public foreclosure sale, and that the Bank may (and is hereby authorized by the Pledgor to) modify the notices, advertisements, terms and procedures of any foreclosure sale of the Collateral in order to comply with Insurance Holding Company Laws. Without limiting the foregoing, the Pledgor acknowledges that the Bank may accept bids at foreclosure sale on a provisional basis, pending receipt by the successful bidder of necessary regulatory approvals under the Insurance Holding Company Laws. In addition, the Pledgor acknowledges that the Bank may (but shall not be required to) limit bidding at foreclosure sales to those parties which have demonstrated an ability to comply with requirements of the Insurance Holding Company Laws. Moreover, the Pledgor acknowledges that the Bank may require the successful bidder at a foreclosure sale to execute a purchase agreement, deposit a portion of the purchase price, and take other actions reflecting the requirements of the Insurance Holding Company Laws and the resulting delay in consummating a foreclosure sale.

     12. INDEMNITY. Pledgor hereby indemnifies and agrees to hold harmless Secured Party, and its officers, directors, employees, agents and representatives (each an "Indemnified Person") from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature (collectively, the "Claims") which may be imposed on, incurred by, or asserted against, any Indemnified Person (whether or not caused by any Indemnified Person's sole, concurrent or contributory negligence) arising in connection with the Loan Documents, the Indebtedness or the Collateral (including without limitation, the enforcement of the Loan Documents and the defense of any Indemnified Person's actions and/or inactions in connection with the Loan Documents), except to the limited extent the Claims against an Indemnified Person are proximately caused by such Indemnified Person's gross negligence or willful misconduct. If Pledgor or any third party ever alleges such gross negligence or willful misconduct by any Indemnified Person, the indemnification provided for in this Section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement, until such time as a court of competent


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jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct. The indemnification provided for in this Section shall survive the termination of this Agreement and shall extend and continue to benefit each individual or entity who is or has at any time been an Indemnified Person hereunder.

     13. MISCELLANEOUS.

          (a) Entire Agreement. This Agreement contains the entire agreement of Secured Party and Pledgor with respect to the Collateral. If the parties hereto are parties to any prior agreement, either written or oral, relating to the Collateral, the terms of this Agreement shall amend and supersede the terms of such prior agreements as to transactions on or after the effective date of this Agreement, but all security agreements, financing statements, guaranties, other contracts and notices for the benefit of Secured Party shall continue in full force and effect to secure the Indebtedness unless Secured Party specifically releases its rights thereunder by separate release.

          (b) Amendment. No modification, consent or amendment of any provision of this Agreement or any of the other Loan Documents shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

          (c) Actions by Secured Party. The lien, security interest and other security rights of Secured Party hereunder shall not be impaired by (i) any renewal, extension, increase or modification with respect to the Indebtedness, (ii) any surrender, compromise, release, renewal, extension, exchange or substitution which Secured Party may grant with respect to the Collateral, or (iii) any release or indulgence granted to any endorser, guarantor or surety of the Indebtedness. The taking of additional security by Secured Party shall not release or impair the lien, security interest or other security rights of Secured Party hereunder or affect the obligations of Pledgor hereunder.

          (d) Waiver by Secured Party. Secured Party may waive any Event of Default without waiving any other prior or subsequent Event of Default. Secured Party may remedy any default without waiving the Event of Default remedied. Neither the failure by Secured Party to exercise, nor the delay by Secured Party in exercising, any right or remedy upon any Event of Default shall be construed as a waiver of such Event of Default or as a waiver of the right to exercise any such right or remedy at a later date. No single or partial exercise by Secured Party of any right or remedy hereunder shall exhaust the same or shall preclude any other or further exercise thereof, and every such right or remedy hereunder may be exercised at any time. No waiver of any provision hereof or consent to any departure by Pledgor therefrom shall be effective unless the same shall be in writing and signed by Secured Party and then such waiver or consent shall be effective only in the specific instances, for the purpose for which given and to the extent therein specified. No notice to or demand on Pledgor in any case shall of itself entitle Pledgor to any other or further notice or demand in similar or other circumstances.

          (e) Costs and Expenses. Pledgor will upon demand pay to Secured Party the amount of any and all costs and expenses (including without limitation, attorneys' fees and expenses), which Secured Party may incur in connection with (i) the transactions which give rise to the Loan Documents, (ii) the preparation of this Agreement and the perfection and preservation of the security interests granted under the Loan Documents, (iii) the administration of the Loan Documents, (iv) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, the Collateral, (v) the exercise or enforcement of any of the rights of Secured Party under the Loan Documents, or (vi) the failure by Pledgor to perform or observe any of the provisions hereof.

          (f) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND APPLICABLE FEDERAL LAWS, EXCEPT TO THE EXTENT PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE SECURITY INTEREST GRANTED HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF TEXAS.


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          (g) Venue. This Agreement has been entered into in the county in Texas where Bank's address for notice purposes is located, and it shall be performable for all purposes in such county. Courts within the State of Texas shall have jurisdiction over any and all disputes arising under or pertaining to this Agreement and venue for any such disputes shall be in the county or judicial district where this Agreement has been executed and delivered.

          (h) Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be illegal, invalid or unenforceable.

          (i) No Obligation. Nothing contained herein shall be construed as an obligation on the part of Secured Party to extend or continue to extend credit to Borrower.

          (j) Notices. All notices, requests, demands or other communications required or permitted to be given pursuant to this Agreement shall be in writing and given by (i) personal delivery, (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth on the signature page hereof or to such different address as the addressee shall have designated by written notice sent pursuant to the terms hereof and shall be deemed to have been received either, in the case of personal delivery, at the time of personal delivery, in the case of expedited delivery service, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of mail, five (5) days after deposit in a depository receptacle under the care and custody of the United States Postal Service. Either party shall have the right to change its address for notice hereunder to any other location within the continental United States by notice to the other party of such new address at least thirty (30) days prior to the effective date of such new address.

          (k) Binding Effect and Assignment. This Agreement (i) creates a continuing security interest in the Collateral, (ii) shall be binding on Pledgor and the heirs, executors, administrators, personal representatives, successors and assigns of Pledgor, and (iii) shall inure to the benefit of Secured Party and its successors and assigns. Without limiting the generality of the foregoing, Secured Party may pledge, assign or otherwise transfer the Indebtedness and its rights under this Agreement and any of the other Loan Documents to any other party, subject to any rights of Pledgor hereunder. Pledgor's rights and obligations hereunder may not be assigned or otherwise transferred without the prior written consent of Secured Party.

          (l) Termination. It is contemplated by the parties hereto that from time to time there may be no outstanding Indebtedness, but notwithstanding such occurrences, this Agreement shall remain valid and shall be in full force and effect as to subsequent outstanding Indebtedness. Upon (i) the satisfaction in full of the Indebtedness, (ii) the termination or expiration of any commitment of Secured Party to extend credit to Borrower,
     (iii) written request for the termination hereof delivered by Pledgor to Secured Party, and (iv) written release delivered by Secured Party to Pledgor, this Agreement and the security interests created hereby shall terminate. Upon termination of this Agreement and Pledgor's written request, Secured Party will, at Pledgor's sole cost and expense, return to Pledgor such of the Collateral as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof and execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination.

          (m) JURY TRIAL WAIVER. PLEDGOR AND BANK EACH HEREBY WAIVE ANY RIGHT TO A JURY TRIAL WITH RESPECT TO ANY MATTER ARISING OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

          (n) Cumulative Rights. All rights and remedies of Secured Party hereunder are cumulative of each other and of every other right or remedy which Secured Party may otherwise have at law or in equity or under any of the other Loan Documents, and the exercise of one or more of such rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of any other rights or remedies.


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          (o) Gender and Number. Within this Agreement, words of any gender shall be held and construed to include the other gender, and words in the singular number shall be held and construed to include the plural and words in the plural number shall be held and construed to include the singular, unless in each instance the context requires otherwise.

          (p) Descriptive Headings. The headings in this Agreement are for convenience only and shall in no way enlarge, limit or define the scope or meaning of the various and several provisions hereof.


                            [SIGNATURE PAGE FOLLOWS]


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     EXECUTED as of the date first written above.

Pledgor's Address:              PLEDGOR:
                                -------

500 Commerce Street             GAINSCO, INC.
Fort Worth, Texas 76102


                                By:
                                    --------------------------------------------
                                Its:
                                    --------------------------------------------

Secured Party's Address:


Bank One, NA
1 Bank One Plaza
Chicago, Illinois 60670-0085


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                                  SCHEDULE A TO
                                PLEDGE AGREEMENT
                                BY GAINSCO, INC.


The following property is a part of the Collateral as defined in Subsection
1(c):

(a) All shares of capital stock of Tri-State, Ltd., a North Dakota corporation, owned by Pledgor, including without limitation 10,060 shares of common stock evidenced by share certificate no. 9 issued in the name of Pledgor.

                               UNLIMITED GUARANTY


         THIS UNLIMITED GUARANTY ("Guaranty") is made as of the 7th day of January, 2000, by Guarantor (as hereinafter defined) for the benefit of Bank (as hereinafter defined).

         1. Definitions. As used in this Guaranty, the following terms shall have the meanings indicated below:

                  (a) The term "Bank" shall mean BANK ONE, NA, whose address for notice purposes is the following:

                  1 Bank One Plaza
                  Chicago, Illinois 60670-0085
                  Attn: Thomas W. Doddridge

                  (b) The term "Borrower" (whether one or more) shall mean the following: GAINSCO, INC. and GAINSCO SERVICE CORP., or either of them.

                  (c) The term "Guaranteed Indebtedness" shall mean (i) all indebtedness, obligations and liabilities of Borrower to Bank of any kind or character, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several or joint and several, and regardless of whether such indebtedness, obligations and liabilities may, prior to their acquisitions by Bank, be or have been payable to or in favor of a third party and subsequently acquired by Bank (it being contemplated that Bank may make such acquisitions from third parties), including without limitation all indebtedness, obligations and liabilities of Borrower to Bank now existing or hereafter arising by note, draft, acceptance, guaranty, endorsement, letter of credit, assignment, purchase, overdraft, discount, indemnity agreement or otherwise, (ii) all accrued but unpaid interest on any of the indebtedness described in
         (i) above, (iii) all obligations of Borrower to Bank under any documents evidencing, securing, governing and/or pertaining to all or any part of the indebtedness described in (i) and (ii) above (collectively, the "Loan Documents"), (iv) all costs and expenses incurred by Bank in connection with the collection and administration of all or any part of the indebtedness and obligations described in
         (i), (ii) and (iii) above or the protection or preservation of, or realization upon, the collateral securing all or any part of such indebtedness and obligations, including without limitation all reasonable attorneys' fees, and (v) all renewals, extensions, modifications and rearrangements of the indebtedness and obligations described in (i), (ii), (iii) and (iv) above.

                  (d) The term "Guarantor" shall mean TRI-STATE, LTD., a North Dakota corporation, whose address for notice purposes is the following:

                  500 Commerce Street
                  Fort Worth, Texas 76102.

         2. Obligations. As an inducement to Bank to extend or continue to extend credit and other financial accommodations to Borrower, Guarantor, for value received, does hereby unconditionally and absolutely guarantee the prompt and full payment and performance of the Guaranteed Indebtedness when due or declared to be due and at all times thereafter.

         3. Character of Obligations. This is an absolute, continuing and unconditional guaranty of payment and not of collection and if at any time or from time to time there is no outstanding Guaranteed Indebtedness, the obligations of Guarantor with respect to any and all Guaranteed Indebtedness incurred thereafter shall not be affected. All Guaranteed Indebtedness heretofore, concurrently herewith or hereafter made by Bank to Borrower shall be conclusively presumed to have been made or acquired in acceptance hereof. Guarantor shall be liable, jointly and severally, with Borrower and any other guarantor of all or any part of the Guaranteed Indebtedness.


UNLIMITED GUARANTY - PAGE 1

         4. Right of Revocation. Guarantor understands and agrees that Guarantor may revoke its future obligations under this Guaranty at any time by giving Bank written notice that Guarantor will not be liable hereunder for any indebtedness or obligations of Borrower incurred on or after the effective date of such revocation. Such revocation shall be deemed to be effective on the day following the day Bank receives such notice delivered either by: (a) personal delivery to the address and designated department of Bank identified in subparagraph 1(a) above, or (b) United States mail, registered or certified, return receipt requested, postage prepaid, addressed to Bank at the address shown in subparagraph 1(a) above. Notwithstanding such revocation, Guarantor shall remain liable on its obligations hereunder until payment in full to Bank of (x) all of the Guaranteed Indebtedness that is outstanding on the effective date of such revocation, and any renewals and extensions thereof, and (y) all loans, advances and other extensions of credit made to or for the account of Borrower on or after the effective date of such revocation pursuant to the obligation of Bank under a commitment or agreement made to or with Borrower prior to the effective date of such revocation. The terms and conditions of this Guaranty, including without limitation the consents and waivers set forth in paragraph 7 hereof, shall remain in effect with respect to the Guaranteed Indebtedness described in the preceding sentence in the same manner as if such revocation had not been made by Guarantor.

         5. Representations and Warranties. Guarantor hereby represents and warrants the following to Bank:

                  (a) This Guaranty may reasonably be expected to benefit, directly or indirectly, Guarantor, and (i) if Guarantor is a corporation, the Board of Directors of Guarantor has determined that this Guaranty may reasonably be expected to benefit, directly or indirectly, Guarantor, or (ii) if Guarantor is a partnership, the requisite number of its partners have determined that this Guaranty may reasonably be expected to benefit, directly or indirectly, Guarantor; and

                  (b) Guarantor is familiar with, and has independently reviewed the books and records regarding, the financial condition of Borrower and is familiar with the value of any and all collateral intended to be security for the payment of all or any part of the Guaranteed Indebtedness; provided, however, Guarantor is not relying on such financial condition or collateral as an inducement to enter into this Guaranty; and

                  (c) Guarantor has adequate means to obtain from Borrower on a continuing basis information concerning the financial condition of Borrower and Guarantor is not relying on Bank to provide such information to Guarantor either now or in the future; and

                  (d) Guarantor has the power and authority to execute, deliver and perform this Guaranty and any other agreements executed by Guarantor contemporaneously herewith, and the execution, delivery and performance of this Guaranty and any other agreements executed by Guarantor contemporaneously herewith do not and will not violate (i) any agreement or instrument to which Guarantor is a party, (ii) any law, rule, regulation or order of any governmental authority to which Guarantor is subject, or (iii) its articles or certificate of incorporation or bylaws, if Guarantor is a corporation, or its partnership agreement, if Guarantor is a partnership; and

                  (e) Neither Bank nor any other party has made any representation, warranty or statement to Guarantor in order to induce Guarantor to execute this Guaranty; and

                  (f) As of the date hereof, and after giving effect to this Guaranty and the obligations evidenced hereby, (i) Guarantor is and will be solvent, (ii) the fair saleable value of Guarantor's assets exceeds and will continue to exceed its liabilities (both fixed and contingent), (iii) Guarantor is and will continue to be able to pay its debts as they mature, and (iv) if Guarantor is not an individual, Guarantor has and will continue to have sufficient capital to carry on its business and all businesses in which it is about to engage.

         6. Covenants. Guarantor hereby covenants and agrees with Bank as follows:

                  (a) Guarantor shall not, so long as its obligations under this Guaranty continue, transfer or pledge any material portion of its assets for less than full and adequate consideration; and


UNLIMITED GUARANTY - PAGE 2

                  (b) Guarantor shall promptly furnish to Bank at any time and from time to time such financial statements and other financial information of Guarantor as are required under the Loan Documents; and

                  (c) Guarantor shall comply with all terms and provisions of the Loan Documents that apply to Guarantor.

         7. Consent and Waiver.

                  (a) Guarantor waives (i) promptness, diligence and notice of acceptance of this Guaranty and notice of the incurring of any obligation, indebtedness or liability to which this Guaranty applies or may apply and waives presentment for payment, notice of nonpayment, protest, demand, notice of protest, notice of intent to accelerate, notice of acceleration, notice of dishonor, diligence in enforcement and indulgences of every kind, and (ii) the taking of any other action by Bank, including without limitation, giving any notice of default or any other notice to, or making any demand on, Borrower, any other guarantor of all or any part of the Guaranteed Indebtedness or any other party.

                  (b) Guarantor waives any rights Guarantor has under, or any requirements imposed by, Chapter 34 of the Texas Business and Commerce Code, as in effect on the date of this Guaranty or as it may be amended from time to time.

                  (c) Bank may at any time, without the consent of or notice to Guarantor, without incurring responsibility to Guarantor and without impairing, releasing, reducing or affecting the obligations of Guarantor hereunder: (i) change the manner, place or terms of payment of all or any part of the Guaranteed Indebtedness, or renew, extend, modify, rearrange or alter all or any part of the Guaranteed Indebtedness; (ii) change the interest rate accruing on any of the Guaranteed Indebtedness (including, without limitation, any periodic change in such interest rate that occurs because such Guaranteed Indebtedness accrues interest at a variable rate which may fluctuate from time to time); (iii) sell, exchange, release, surrender, subordinate, realize upon or otherwise deal with in any manner and in any order any collateral for all or any part of the Guaranteed Indebtedness or this Guaranty or setoff against all or any part of the Guaranteed Indebtedness; (iv) neglect, delay, omit, fail or refuse to take or prosecute any action for the collection of all or any part of the Guaranteed Indebtedness or this Guaranty or to take or prosecute any action in connection with any of the Loan Documents; (v) exercise or refrain from exercising any rights against Borrower or others, or otherwise act or refrain from acting; (vi) settle or compromise all or any part of the Guaranteed Indebtedness and subordinate the payment of all or any part of the Guaranteed Indebtedness to the payment of any obligations, indebtedness or liabilities which may be due or become due to Bank or others; (vii) apply any deposit balance, fund, payment, collections through process of law or otherwise or other collateral of Borrower to the satisfaction and liquidation of the indebtedness or obligations of Borrower to Bank, if any, not guaranteed under this Guaranty pursuant to paragraph 4 or 11 herein; and (viii) apply any sums paid to Bank by Guarantor, Borrower or others to the Guaranteed Indebtedness in such order and manner as Bank, in its sole discretion, may determine.

                  (d) Should Bank seek to enforce the obligations of Guarantor hereunder by action in any court or otherwise, Guarantor waives any requirement, substantive or procedural, that (i) Bank first enforce any rights or remedies against Borrower or any other person or entity liable to Bank for all or any part of the Guaranteed Indebtedness, including without limitation that a judgment first be rendered against Borrower or any other person or entity, or that Borrower or any other person or entity should be joined in such cause, or (ii) Bank shall first enforce rights against any collateral which shall ever have been given to secure all or any part of the Guaranteed Indebtedness or this Guaranty. Such waiver shall be without prejudice to Bank's right, at its option, to proceed against Borrower or any other person or entity, whether by separate action or by joinder.

                  (e) In addition to any other waivers, agreements and covenants of Guarantor set forth herein, Guarantor hereby further waives and releases all claims, causes of action, defenses and offsets for any act or omission of Bank, its directors, officers, employees, representatives or agents in connection with Bank's administration of the Guaranteed Indebtedness, except for Bank's willful misconduct and gross negligence.

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

         8. Obligations Not Impaired.

                  (a) Guarantor agrees that its obligations hereunder shall not be released, diminished, impaired, reduced or affected by the occurrence of any one or more of the following events: (i) the death, disability or lack of corporate power of Borrower, Guarantor (except as provided in paragraph 11 herein) or any other guarantor of all or any part of the Guaranteed Indebtedness, (ii) any receivership, insolvency, bankruptcy or other proceedings affecting Borrower, Guarantor or any other guarantor of all or any part of the Guaranteed Indebtedness, or any of their respective property; (iii) the partial or total release or discharge of Borrower or any other guarantor of all or any part of the Guaranteed Indebtedness, or any other person or entity from the performance of any obligation contained in any instrument or agreement evidencing, governing or securing all or any part of the Guaranteed Indebtedness, whether occurring by reason of law or otherwise; (iv) the taking or accepting of any collateral for all or any part of the Guaranteed Indebtedness or this Guaranty; (v) the taking or accepting of any other guaranty for all or any part of the Guaranteed Indebtedness; (vi) any failure by Bank to acquire, perfect or continue any lien or security interest on collateral securing all or any part of the Guaranteed Indebtedness or this Guaranty; (vii) the impairment of any collateral securing all or any part of the Guaranteed Indebtedness or this Guaranty; (viii) any failure by Bank to sell any collateral securing all or any part of the Guaranteed Indebtedness or this Guaranty in a commercially reasonable manner or as otherwise required by law; (ix) any invalidity or unenforceability of or defect or deficiency in any of the Loan Documents; or (x) any other circumstance which might otherwise constitute a defense available to, or discharge of, Borrower or any other guarantor of all or any part of the Guaranteed Indebtedness.

                  (b) This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of all or any part of the Guaranteed Indebtedness is rescinded or must otherwise be returned by Bank upon the insolvency, bankruptcy or reorganization of Borrower, Guarantor, any other guarantor of all or any part of the Guaranteed Indebtedness, or otherwise, all as though such payment had not been made.

                  (c) In the event Borrower is a corporation, joint stock association or partnership, or is hereafter incorporated, none of the following shall affect Guarantor's liability hereunder: (i) the unenforceability of all or any part of the Guaranteed Indebtedness against Borrower by reason of the fact that the Guaranteed Indebtedness exceeds the amount permitted by law; (ii) the act of creating all or any part of the Guaranteed Indebtedness is ultra vires; or (iii) the officers or partners creating all or any part of the Guaranteed Indebtedness acted in excess of their authority. Guarantor hereby acknowledges that withdrawal from, or termination of, any ownership interest in Borrower now or hereafter owned or held by Guarantor shall not alter, affect or in any way limit the obligations of Guarantor hereunder.

         9. Actions against Guarantor. In the event of a default in the payment or performance of all or any part of the Guaranteed Indebtedness when such Guaranteed Indebtedness becomes due, whether by its terms, by acceleration or otherwise, Guarantor shall, without notice or demand, promptly pay the amount due thereon to Bank, in lawful money of the United States, at Bank's address set forth in subparagraph 1(a) above. One or more successive or concurrent actions may be brought against Guarantor, either in the same action in which Borrower is sued or in separate actions, as often as Bank deems advisable. The exercise by Bank of any right or remedy under this Guaranty or under any other agreement or instrument, at law, in equity or otherwise, shall not preclude concurrent or subsequent exercise of any other right or remedy. The books and records of Bank shall be admissible in evidence in any action or proceeding involving this Guaranty and shall be prima facie evidence of the payments made on, and the outstanding balance of, the Guaranteed Indebtedness.

         10. Payment by Guarantor. Whenever Guarantor pays any sum which is or may become due under this Guaranty, written notice must be delivered to Bank contemporaneously with such payment. Such notice shall be effective for purposes of this paragraph when contemporaneously with such payment Bank receives such notice either by: (a) personal delivery to the address and designated department of Bank identified in subparagraph 1(a) above, or (b) United States mail, certified or registered, return receipt requested, postage prepaid, addressed to Bank at the address shown in subparagraph 1(a) above. In the absence of such notice to Bank by Guarantor in compliance

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

with the provisions hereof, any sum received by Bank on account of the Guaranteed Indebtedness shall be conclusively deemed paid by Borrower.

         11. [intentionally omitted.]

         12. Notice of Sale. In the event that Guarantor is entitled to receive any notice under the Uniform Commercial Code, as it exists in the state governing any such notice, of the sale or other disposition of any collateral securing all or any part of the Guaranteed Indebtedness or this Guaranty, reasonable notice shall be deemed given when such notice is deposited in the United States mail, postage prepaid, at the address for Guarantor set forth in subparagraph 1(d) above, five (5) days prior to the date any public sale, or after which any private sale, of any such collateral is to be held; provided, however, that notice given in any other reasonable manner or at any other reasonable time shall be sufficient.

         13. Waiver by Bank. No delay on the part of Bank in exercising any right hereunder or failure to exercise the same shall operate as a waiver of such right. In no event shall any waiver of the provisions of this Guaranty be effective unless the same be in writing and signed by an officer of Bank, and then only in the specific instance and for the purpose given.

         14. Successors and Assigns. This Guaranty is for the benefit of Bank, its successors and assigns. This Guaranty is binding upon Guarantor and Guarantor's heirs, executors, administrators, personal representatives and successors, including without limitation any person or entity obligated by operation of law upon the reorganization, merger, consolidation or other change in the organizational structure of Guarantor.

         15. Costs and Expenses. Guarantor shall pay on demand by Bank all costs and expenses, including without limitation, all reasonable attorneys' fees incurred by Bank in connection with the preparation, administration, enforcement and/or collection of this Guaranty. This covenant shall survive the payment of the Guaranteed Indebtedness.

         16. Severability. If any provision of this Guaranty is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, shall not impair or invalidate the remainder of this Guaranty and the effect thereof shall be confined to the provision held to be illegal, invalid or unenforceable.

         17. No Obligation. Nothing contained herein shall be construed as an obligation on the part of Bank to extend or continue to extend credit to Borrower.

         18. Amendment. No modification or amendment of any provision of this Guaranty, nor consent to any departure by Guarantor therefrom, shall be effective unless the same shall be in writing and signed by an officer of Bank and of Guarantor, and then shall be effective only in the specific instance and for the purpose for which given.

         19. Cumulative Rights. All rights and remedies of Bank hereunder are cumulative of each other and of every other right or remedy which Bank may otherwise have at law or in equity or under any instrument or agreement, and the exercise of one or more of such rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of any other rights or remedies.

         20. GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND APPLICABLE FEDERAL LAWS.

         21. Venue. This Guaranty has been entered into in the county in Texas where Bank's address for notice purposes is located, and it shall be performable for all purposes in such county. Courts within the State of Texas shall have jurisdiction over any and all disputes arising under or pertaining to this Guaranty and venue for any such disputes shall be in the county or judicial district where the Bank's address for notice purposes is located.


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

         22. Compliance with Applicable Usury Laws. Notwithstanding any other provision of this Guaranty or of any instrument or agreement evidencing, governing or securing all or any part of the Guaranteed Indebtedness, Guarantor and Bank by its acceptance hereof agree that Guarantor shall never be required or obligated to pay interest in excess of the maximum nonusurious interest rate as may be authorized by applicable law for the written contracts which constitute the Guaranteed Indebtedness. It is the intention of Guarantor and Bank to conform strictly to the applicable laws which limit interest rates, and any of the aforesaid contracts for interest, if and to the extent payable by Guarantor, shall be held to be subject to reduction to the maximum nonusurious interest rate allowed under said law.

         23. Descriptive Headings. The headings in this Guaranty are for convenience only and shall not define or limit the provisions hereof.

         24. Gender. Within this Guaranty, words of any gender shall be held and construed to include the other gender.

         25. Entire Agreement. This Guaranty contains the entire agreement between Guarantor and Bank regarding the subject matter hereof and supersedes all prior written and oral agreements and understandings, if any, regarding same; provided, however, this Guaranty is in addition to and does not replace, cancel, modify or affect any other guaranty of Guarantor now or hereafter held by Bank that relates to Borrower or any other person or entity.

                            (SIGNATURE PAGE FOLLOWS)



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



         EXECUTED as of the date first above written.

                                   GUARANTOR:

                                   TRI-STATE, LTD.


                                   By:
                                      -------------------------------
                                   Its:
                                       ------------------------------



UNLIMITED GUARANTY - PAGE 7